Exhibit 10.1

CONTRIBUTION AGREEMENT

BY AND AMONG

FLATONIA ENERGY, LLC

PARALLEL RESOURCE PARTNERS, LLC

AND

SABINE RIVER ENERGY, LLC

OAK VALLEY OPERATING, LLC

OAK VALLEY RESOURCES, LLC

AND

EARTHSTONE ENERGY, INC.

__________________________________________

EXECUTION DATE: October 16, 2014

__________________________________________

i

Section 15.11	Limitation on Damages	45
Section 15.12	Recording	46
Section 15.13	Conspicuous	46
Section 15.14	Time of Essence	46
Section 15.15	Severability	46
Section 15.16	Specific Performance	46

APPENDICES:

Appendix A	-	Definitions
Appendix B	-	SBE-Ramshorn Assignments
Appendix C	-	OV Assignments

EXHIBITS:

Exhibit A-1	-	Leases
Exhibit A-2	-	Wells
Exhibit A-3	-	Certain Excluded Assets
Exhibit B	-	Form of Conveyance
Exhibit C-1	-	Form of Amended Operating Agreement
Exhibit C-2	-	Form of Memorandum of Operating Agreement
Exhibit D	-	Form of Registration Rights Agreement

SCHEDULES:

Flatonia Disclosure Schedule

Section 5.1	-	PRP Knowledge Persons
Section 6.1	-	Flatonia Knowledge Persons
Section 6.4	-	Conflicts and Approvals
Section 6.6	-	Litigation
Section 6.7	-	Taxes
Section 6.8	-	Material Contracts
Section 6.9	-	Flatonia Financial Assurances
Section 9.4	-	Interim Operating Actions

Oak Valley Disclosure Schedule

Section 3.3	-	Allocation of Contribution Consideration
Section 7.1	-	Oak Valley Knowledge Persons
Section 7.4	-	No Conflicts
Section 7.9	-	Consents, Approvals and Waivers
Section 7.11	-	Exchange Agreement Representations

Earthstone Disclosure Schedule

Section 8.1	-	Earthstone Knowledge Persons
Section 8.4	-	Issuable Earthstone Shares
Section 8.5	-	Conflicts and Approvals
Section 8.11	-	Exchange Agreement Representations

v

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is dated as of October 16, 2014 (the “Execution Date”), by and among Flatonia Energy, LLC, a Delaware limited liability company (“Flatonia”), Parallel Resource Partners, LLC, a Delaware limited liability company (“PRP”), Sabine River Energy, LLC, a Texas limited liability company (“Sabine”), Oak Valley Operating, LLC, a Texas limited liability company (“Oak Valley Operator”), Oak Valley Resources, LLC, a Delaware limited liability company (“Oak Valley”) and Earthstone Energy, Inc., a Delaware corporation (“Earthstone”).  Each of Flatonia, PRP, Sabine, Oak Valley Operator, Oak Valley and Earthstone is sometimes referred to herein individually as a “Party” and collectively, they are referred to herein as the “Parties.”

RECITALS:

WHEREAS, Oak Valley Operator, Sabine, Flatonia and PRP are parties to that certain Participation Agreement dated July 3, 2013 (the “Participation Agreement”);

WHEREAS, Oak Valley Operator, Sabine and Flatonia are parties to that certain Operating Agreement dated July 19, 2013 (the “Operating Agreement”);

WHEREAS, the Participation Agreement and Operating Agreement relate to the joint ownership by Flatonia and Sabine of certain oil and gas properties (the “Jointly-Owned Properties”) located in Fayette and Gonzales Counties, Texas;

WHEREAS, Flatonia currently holds a 70% undivided ownership interest (on an 8/8ths basis) in the Jointly-Owned Properties, and Sabine currently holds a 30% undivided ownership interest (on an 8/8ths basis) in the Jointly-Owned Properties;

WHEREAS, shares of common stock, par value $0.001 per share, of Earthstone (“Earthstone Common Stock”) are listed for trading on the NYSE MKT;

WHEREAS, Earthstone and Oak Valley have entered into that certain Exchange Agreement dated as of May 15, 2014, as amended on September 26, 2014, (the “Exchange Agreement”), pursuant to which Oak Valley will contribute to Earthstone all of Oak Valley’s interests in Oak Valley Operator, EF Non-Op, LLC and Sabine in consideration for the issuance by Earthstone to Oak Valley of 9,124,452 fully paid and non-assessable shares of Earthstone Common Stock;

WHEREAS, Section 5.2(b)(ii) of the Exchange Agreement permits Oak Valley, during the period between the signing and closing of the transactions contemplated by the Exchange Agreement, to enter into agreements with other parties to acquire additional assets in consideration for the issuance by Earthstone of additional shares of Earthstone Common Stock, on the terms and subject to the conditions set forth in Section 5.2(b)(ii) of the Exchange Agreement;

WHEREAS, in accordance with Section 5.2(b)(ii) of the Exchange Agreement, Flatonia desires to contribute to Sabine, as a wholly-owned subsidiary of Earthstone immediately following the consummation of the transactions contemplated by the Exchange Agreement, the interest in the Jointly-Owned Properties described below and referred to as the “Assets,” in consideration for the issuance by Earthstone to Flatonia of the Earthstone Contribution Shares (as defined below) and the assumption by Sabine of the Assumed Sabine Obligations (as defined below) in the manner and upon the terms and conditions hereinafter set forth;

WHEREAS, it is the intent of the parties that, after the consummation of the transactions contemplated by the Exchange Agreement, the contribution of the Assets to Sabine by Flatonia (the “Contribution”) and the issuance of the Earthstone Contribution Shares to Flatonia, (w) Flatonia will continue to hold a 50% undivided ownership interest (on an 8/8ths basis) in the Jointly-Owned Properties, (x) Sabine will hold a 50% undivided ownership interest (on an 8/8ths basis) in the Jointly-Owned Properties, (y) Oak Valley Operator will continue as operator of the Jointly-Owned Properties under the Operating Agreement and (z) Oak Valley and Flatonia will control Earthstone immediately after the transactions by owning, in a manner consistent with Section 351 of the Internal Revenue Code of 1986, as amended, at least 80% of the Earthstone Common Stock, on an as-converted, as-exercised basis.

NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms.  In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2 References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause” and words of similar import refer only to the Article, Section, subsection and clause hereof in which such words occur.  The words “including” and “includes” (in their various forms) means “including without limitation” and corresponding derivative expressions.  The words “shall” and “will” are used interchangeably and have the same meaning.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement.  Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.  References to a Person are also to its permitted successors and permitted assigns.

ARTICLE 2

THE CONTRIBUTION

Section 2.1 The Contribution.  At the Closing, upon the terms and subject to the conditions of this Agreement, Flatonia shall contribute, convey, assign, transfer and deliver the Assets to Sabine, substantially in the form of the Conveyance, and Sabine’s acquisition and acceptance of the Assets in consideration for Earthstone’s issuance of the Earthstone Contribution Shares and Sabine’s assumption of the Assumed Sabine Obligations (together, the “Contribution Consideration”).  It is the intent of Flatonia and Sabine that, as a result of the Conveyance delivered by Flatonia to Sabine pursuant to this Agreement, from and after the Effective Time, the total amount of right, title and interest owned by Flatonia and Sabine in the Assets shall be owned 50% by Flatonia and 50% by Sabine.

Section 2.2 Assets.  As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, an undivided 28.57142857% of all of Flatonia’s right, title and interest in and to the following (but excepting and excluding, in all such instances, the Excluded Assets):

(a) The oil and gas leases; subleases and other leaseholds; interests in fee; carried interests; reversionary interests; net profits interests; royalty interests; overriding royalty interests; forced pooled interests; farmout rights; options; mineral interests and other properties and interests described on Exhibit A-1, subject to the depth limitations and other restrictions as may be set forth in such Exhibit A-1 or in documents of record affecting same (collectively, the “Leases”);

(b) All oil, gas, water or injection wells located on the lands covered by the Leases or lands pooled therewith (collectively, the “Lands”), whether producing, shut-in, or temporarily abandoned, including the wells shown on Exhibit A-2 attached hereto (collectively, the “Wells”);

(c) All leasehold interests of Flatonia in or to any currently existing pooled units covering any of the Lands or all or a part of any Leases, or which include any Wells, including those pooled units related to the properties and associated with the Wells shown on Exhibit A-2 (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”);

(d) all contracts, agreements and instruments by which the Properties are bound or subject, or that relate to or are otherwise applicable to the Properties, but only to the extent applicable to the Properties (rather than Flatonia’s or any of its Affiliates’ other properties), including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements, exchange agreements, transportation or gathering agreements, and agreements for the sale and purchase of oil, gas or casinghead gas and processing agreements, to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties (collectively, the “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer would result in a violation of applicable Law, or is restricted by a Third Party agreement, and provided that “Contracts” shall not include the instruments constituting the Leases;

(e) All easements (including subsurface easements), permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (collectively, the “Surface Agreements”) appurtenant to, and used or held for use in connection with, the Properties, whether part of the premises covered by the Leases or Units or otherwise, but excluding any permits and other rights to the extent transfer would result in a violation of applicable Law, or is restricted by a Third Party agreement;

(f) All treatment and processing plants and equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties (the “Equipment”);

(g) All flowlines, pipelines, gathering systems and appurtenances thereto located on the Properties or used or held for use in connection with the operation of the Properties;

(h) All Hydrocarbons produced from or attributable to the Leases, Lands, Wells and Units from and after the Effective Time, together with and subject to Imbalances associated with the Properties; and

(i) To the extent transferable, and subject to payment by Sabine of all Third Party transfer and license fees, all geological and geophysical data (including all seismic data, as well as reprocessed data) related exclusively to the Properties.

Section 2.3 Excluded Assets.  Notwithstanding anything to the contrary, the Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.  In the event Sabine comes into possession of any Excluded Assets, it shall deliver such Excluded Assets, as promptly as possible, to or as directed by Flatonia.

Section 2.4 Effective Time; Proration of Costs and Revenues.

(a) Sabine shall be entitled to (i) all production of Hydrocarbons from or attributable to the Assets after 7:01 a.m., Central Time, on July 1, 2014 (the “Effective Time”), and all products and proceeds attributable thereto and (ii) all other income, proceeds, receipts and credits earned with respect to the Assets after the Effective Time, and Sabine shall be responsible for all Property Costs incurred or attributable to the period after the Effective Time.

(b) Flatonia shall be entitled to (i) all production of Hydrocarbons from or attributable to the Assets prior to and at the Effective Time, and all products and proceeds attributable thereto and (ii) all other income, proceeds, receipts and credits earned with respect to the Assets prior to and at the Effective Time, and Flatonia shall be responsible for, and entitled to any refunds with respect or attributable to (including, for the avoidance of doubt, any Tax benefit (including refunds, credits or rebates), any reduction in severance Taxes that may be realized after the Effective Time but that results from payments or production for periods prior to and at the Effective Time), and all Property Costs incurred or attributable to the period prior to and at the Effective Time.

(c) Should Sabine receive after the Closing any proceeds or other income to which Flatonia is entitled under Section 2.4(b), Sabine shall fully disclose, account for and promptly remit the same to Flatonia.  If, after the Closing, Flatonia receives any proceeds or other income with respect to the Assets to which Sabine is entitled under Section 2.4(a), Flatonia shall fully disclose, account for, and promptly remit same to Sabine.

(d) Should Sabine pay after the Closing any Property Costs for which Flatonia is responsible under Section 2.4(b), Flatonia shall reimburse Sabine promptly after receipt from Sabine of an invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment, with respect to such Property Costs.  Should Flatonia pay after the Closing any Property Costs for which Sabine is responsible under Section 2.4(a), Sabine shall reimburse Flatonia promptly after receipt from Flatonia of an invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment, with respect to such Property Costs.

(e) Notwithstanding the foregoing, Flatonia shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets and no further responsibility for Property Costs (other than Property Taxes specifically allocated to Flatonia as provided in Article 14) incurred with respect to the Assets following the final determination and payment of the Cash Settlement in accordance with Section 11.5(b).

(f) Right-of-way fees, insurance premiums and other Property Costs (other than Property Taxes) that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling on or after the day of the Effective Time.  Property Taxes shall be prorated as set forth in Section 14.2.  In each case, Sabine shall be responsible for the portion allocated to the period after the Effective Time, and Flatonia shall be responsible for the portion allocated to the period before the Effective Time.

Section 2.5 Procedures.

(a) For purposes of allocating production and accounts receivable with respect thereto under Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported (or whichever meter is closest to the well).  Sabine shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.  Sabine shall provide to Flatonia evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the Cash Settlement pursuant to Section 3.4.  The terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, and expenditures which are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Property in accordance with such operator’s practice as of the time before the Execution Date.

(b) Sabine shall handle all joint interest audits and other audits of Property Costs covering the period for which Sabine or Flatonia is in whole or in part responsible under Section 2.4, except that any Tax Audits shall be handled as provided in Article 14; provided, however, that, except with respect to any Tax Audits that are handled as provided in Article 14, Sabine shall not agree to any adjustments to previously assessed costs for which Flatonia is liable, or any compromise of any audit claims to which Flatonia would be entitled, without the prior written consent of Sabine, which consent shall not be unreasonably withheld.  Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party or its Affiliates and relating to periods for which any such Party is partially responsible.

ARTICLE 3

ISSUANCE OF EARTHSTONE CONTRIBUTION SHARES

Section 3.1 Consideration for the Contribution.  Immediately following the consummation of the transactions contemplated by the Exchange Agreement and prior to the consummation of the Contribution, Sabine will be a single member limited liability company that is wholly owned by Earthstone.  In consideration for the Contribution, (x) Earthstone shall issue the Earthstone Contribution Shares to Flatonia in accordance with Section 3.2, and (y) Sabine shall assume the Assumed Sabine Obligations.  The parties intend for the transfer of the Assets by Flatonia to Sabine to be a transfer to Earthstone for U.S. federal income tax purposes (and for purposes of any state or local taxes that follow the federal treatment), in light of the treatment of Sabine as disregarded as an entity separate from Earthstone under Treasury Regulations Section 301.7701-3(b).

Section 3.2 Issuance by Earthstone of the Earthstone Contribution Shares to Flatonia.  At the Closing, in partial consideration for Flatonia’s contribution of the Assets to Sabine, Earthstone will issue to Flatonia a number of fully paid and non-assessable shares of Earthstone Common Stock equal to the Earthstone Share Amount (the “Earthstone Contribution Shares”).  The “Earthstone Share Amount” is such that, after giving effect to the transactions contemplated by the Exchange Agreement and after giving effect to the issuance by Earthstone to Flatonia of the Earthstone Contribution Shares, Flatonia will own, beneficially and of record, 21.4% of the Earthstone Common Stock, on an as-converted, as-exercised basis (rounded to the nearest whole share).

Section 3.3 Allocation of Contribution Consideration.

(a) The “Allocated Value” for any Asset equals the value allocated to such Asset on Section 3.3 of the Oak Valley Disclosure Schedule.  Notwithstanding anything to the contrary in this Agreement, Flatonia has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby but makes no representation or warranty as to the accuracy of such values.

(b) For U.S. federal income Tax purposes (and for purposes of any state or local taxes that follow the federal treatment), Earthstone and Flatonia agree that the Post-Closing Payment, if any, paid by Sabine to Flatonia will be allocated among the Assets transferred to Sabine in accordance with the principles of Revenue Ruling 68-55, 1968-1 C.B. 140, and in a manner reasonably consistent with the Allocated Values.  Such allocation will be set forth in a separate schedule delivered by Flatonia to Sabine within 90 days after the Closing (the “Tax Allocations”).  Earthstone and Flatonia agree that (i) the Tax Allocations, as may be subsequently adjusted by Flatonia to reflect any additional payment obligations of the Parties hereunder or as otherwise determined appropriate by agreement of the Parties, shall be used by Flatonia and Earthstone as the basis for reporting asset values and other items for purposes of all federal, state and local Tax returns and (ii) they will not take positions inconsistent with such Tax Allocations in filing Tax Returns, notices to Governmental Bodies, audit or other proceedings with respect to Taxes or in other documents or notices relating to the transactions contemplated by this Agreement, except as otherwise required by applicable Laws following a final determination by the relevant Governmental Body.

Section 3.4 Cash Settlement to Reflect Effective Time.  In addition to the issuance of the Earthstone Contribution Shares to Flatonia and the assumption by Sabine of the Assumed Sabine Obligations, Flatonia or Sabine shall make a cash settlement to the other (the “Cash Settlement”) (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP and COPAS as consistently applied in the oil and gas industry in Texas and (y) as set forth in Section 3.4(a) and Section 3.4(b), for amounts identified on or before the 180th day after the Closing (the “Cut-off Date”).  If the amount calculated in Section 3.4(a) exceeds the amount calculated in Section 3.4(b), Sabine shall make a payment to Flatonia in the amount of such excess in accordance with Section 11.5.  If the amount calculated in Section 3.4(b) exceeds the amount calculated in Section 3.4(a), Flatonia shall make a payment to Sabine in the amount of such excess in accordance with Section 11.5.

(a) In connection with the calculation of the Cash Settlement, the amount described in this Section 3.4(a) shall be equal to the sum of the following amounts, without duplication:

(i) an amount equal to all Property Costs and other costs attributable to the Assets, or the production of Hydrocarbons therefrom, incurred or attributable to the period after the Effective Time (or apportioned to Sabine or Earthstone pursuant to

Article 14) but paid by Flatonia, as is consistent with Section 2.4(a) and Section 2.4(b), but excluding any amounts previously reimbursed to Flatonia pursuant to Section 2.4(d);

(ii) an amount equal to all proceeds to which Flatonia is entitled pursuant to Section 2.4(b), to the extent that such proceeds have been received by Sabine and not remitted or paid to Flatonia;

(iii) an amount equal to all Property Costs and other expenses attributable to the Assets and incurred after the Effective Time (or apportioned to Sabine or Earthstone pursuant to Article 14), and which have been paid by Flatonia, including  bonuses, rentals, cash calls and advances to Third Party operators, in each case for expenses not yet incurred but paid by Flatonia, and an amount equal to any Tax benefit (including refunds, credits or rebates) as of the Cut-off Date agreed by the Parties to be attributable to any reduction in severance Taxes that may be realized after the Effective Time but that results from payments or production for periods prior to or at the Effective Time;

(iv) to the extent that proceeds for the associated production prior to and at the Effective Time have not been received by or remitted to Flatonia, an amount equal to the aggregate volumes of Hydrocarbons stored in stock tanks, pipelines, line fill or other storage as of the Effective Time and the volume of Hydrocarbons contained in gathering lines associated with production from the Properties and applicable pipelines (including any line fill) as of the Effective Time, in each case, from or attributable to the Assets or the production of Hydrocarbons therefrom multiplied by the applicable contract price for such volumes at the Effective Time;

(v) without duplication of Section 3.4(a)(iii), an amount equal to 28.57142857% of the total amount of all outstanding Prepayments as of the Closing Date; and

(vi) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an increase in the amount due to Flatonia in connection with the Cash Settlement.

(b) In connection with the calculation of the Cash Settlement, the amount described in this Section 3.4(b) shall be equal to the sum of the following amounts, without duplication:

(i) an amount equal to all Property Costs and other costs attributable to the Assets or the production of Hydrocarbons therefrom that are incurred or attributable to the period prior to and at the Effective Time (or apportioned to Flatonia pursuant to Article 14) but paid by Sabine, as is consistent with Section 2.4(a) and Section 2.4(b), but excluding any amounts previously reimbursed to Sabine pursuant to Section 2.4(d);

(ii) an amount equal to all proceeds to which Sabine is entitled pursuant to Section 2.4(a), to the extent that such amounts have been received by Flatonia and not remitted or paid to Sabine;

(iii) the amount of (a) any reduction in value of the Assets caused by Casualty Losses, as set forth in Section 4.2(a) or (b) the Allocated Value for any portion of the Assets taken in condemnation or under right of eminent domain, as set forth in Section 4.2(b);

(iv) an amount equal to the Allocated Value, if any, of any Assets excluded from this transaction pursuant to Section 4.1; and

(v) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an increase in the amount due to Sabine in connection with the Cash Settlement.

ARTICLE 4

CONSENTS AND PREFERENTIAL RIGHTS TO PURCHASE

Section 4.1 Consents to Assignment and Preferential Rights to Purchase.  Sabine will, at the earliest practicable date, use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all Properties, (a) all preferential rights to purchase (“Preferential Rights”) and requirements that consents to assignment (“Consents”) be obtained that would be applicable to the assignment of the Assets to Sabine and (b) the names and addresses of parties holding such rights (“Sabine Consent Parties”), and provide a list of same to Flatonia.  Likewise, Flatonia will, at the earliest practicable date, use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all Properties, (i) all Preferential Rights and requirements that Consents be obtained that would be applicable to the transactions contemplated hereby under contracts or agreements to which Sabine or any of its Affiliates are not a party and (ii) the names and addresses of parties holding such rights (“Flatonia Consent Parties”), and provide a list of same to Sabine.  In attempting to identify such Preferential Rights and Consents, and the names and addresses of such parties holding the same, Sabine and Flatonia shall in no event be obligated to go beyond their respective records.  Sabine will promptly request from the Sabine Consent Parties, and Flatonia will promptly request from the Flatonia Consent Parties, in each case, in accordance with the documents creating such rights, execution of the Consents and/or waivers of Preferential Rights so identified, and Sabine and Flatonia shall provide copies of such requests to the other, as applicable; provided, however, that neither Sabine nor Flatonia shall have an obligation to ensure that such Consents or waivers of Preferential Rights are obtained.  If a party from whom a waiver of a Preferential Right is requested exercises its Preferential Right, Sabine or Flatonia, as applicable, shall so notify the other, and Flatonia will tender to such party the required interest in the Property at a price equal to its Allocated Value, proportionately reduced if less than the entire Property must be tendered (the “PR Value”), and if such interest in such Property is actually sold to such party so exercising such right, such interest in such Property will be excluded from the transaction contemplated hereby and the amount calculated under Section 3.4(b) will be increased by such Allocated Value or PR Value, as applicable.  Except for Consents in documents that state that such Consent cannot be unreasonably withheld (or words similar thereto), if a Person from whom a Consent is requested refuses to give such Consent, unless otherwise agreed by the Parties, the interest in the Property affected by such Consent will be excluded from the transaction contemplated hereby and the amount calculated under Section 3.4(b) will be increased by the Allocated Value of such excluded interest.

Section 4.2 Casualty Loss or Condemnation.

(a) If prior to the Closing Date any portion of the Properties is destroyed or taken as a result of a Casualty (a “Casualty Loss”), Sabine will nevertheless be required to complete the transactions contemplated hereby, and such Casualty Loss shall be treated as an increase in the amount calculated under Section 3.4(b) equal to the lesser of: (i) the Allocated Value of the Property affected by such Casualty and (ii) the amount of such Casualty Loss.  Flatonia will not voluntarily compromise, settle or adjust any Casualty Loss without prior consultation with Sabine.  In such event, all rights to insurance proceeds and claims against third parties related to such Casualty Loss shall belong to Flatonia.

(b) If after the Execution Date, but prior to the Closing Date, any portion of the Assets is taken in condemnation or under right of eminent domain by any Governmental Body, (i) the affected Asset shall be excluded from the Assets conveyed at Closing and shall be deemed an Excluded Asset and (ii) the amount calculated under Section 3.4(b) shall be increased by the Allocated Value for such Asset, if any.  If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any portion of the Assets after the Execution Date, but no taking of such Asset occurs prior to the Closing Date, Flatonia shall, at the Closing, sell, assign and convey to Sabine or subrogate Sabine to Flatonia’s right, title and interest (if any) in such taking, including any insurance claims, unpaid awards and other rights against Third Parties (other than Persons within the Flatonia Group) arising out of the taking, insofar as they are attributable to the Assets (or portions thereof) threatened to be taken.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PRP

Section 5.1 Generally.

(a) Any representation or warranty qualified to “PRP’s Knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Section 5.1 of the Flatonia Disclosure Schedule.

(b) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in this Agreement and the other terms and conditions of this Agreement, PRP represents and warrants as of the Execution Date the matters set out in Section 5.2 through Section 5.7.

Section 5.2 Existence and Qualification.  PRP is a limited liability company, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business in, and is in good standing in, the jurisdictions in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Flatonia Material Adverse Effect.

Section 5.3 Authorization and Enforceability.  PRP has the requisite limited liability company power, authority and capacity to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by PRP at the Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of PRP.  This Agreement has been duly executed and delivered by PRP (and all documents required hereunder to be executed and delivered by PRP at the Closing will be duly executed and delivered by PRP) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of PRP, enforceable in accordance with their terms, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.4 No Conflicts.  The execution, delivery and performance of this Agreement by PRP, and consummation of the transactions contemplated by this Agreement, will not (a) violate any provision of the organizational documents of PRP, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which PRP is a party or by which PRP or any of its properties may be bound, (c) violate any Law applicable to PRP or (d) result in the creation or imposition of any claims, liens, mortgages, security interests and deeds of trust upon the properties of PRP, except any matters described in clauses (b), (c) or (d) of this Section 5.4 that, individually or in the aggregate, would not have or reasonably be expected to have a Flatonia Material Adverse Effect.

Section 5.5 Liability for Brokers’ Fees.  No Party other than PRP or Flatonia shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of PRP entered into in connection with this Agreement, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.6 Litigation.  There are no actions, suits or proceedings that are pending, or to PRP’s Knowledge, threatened in writing, before any Governmental Body against PRP that would not have or reasonably be expected to have a Flatonia Material Adverse Effect.

Section 5.7 Consents, Approvals or Waivers.  PRP’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by PRP at the Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party.

Section 5.8 Bankruptcy.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to PRP’s Knowledge, threatened against PRP.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF FLATONIA

Section 6.1 Generally.

(a) Any representation or warranty qualified to “Flatonia’s Knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Section 6.1 of the Flatonia Disclosure Schedule.

(b) Subject to the foregoing provisions of this Section 6.1, the disclaimers and waivers contained in this Agreement and the other terms and conditions of this Agreement, Flatonia represents and warrants as of the Execution Date the matters set out in Section 6.2 through Section 6.12.

Section 6.2 Existence and Qualification.  Flatonia (a) is a limited liability company, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business in, and is in good standing in, the jurisdictions in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Flatonia and (b) has all requisite corporate power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and owned by it, including the Assets.

Section 6.3 Authorization and Enforceability.  Flatonia has the requisite limited liability company power, authority and capacity to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Flatonia at the Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Flatonia.  This Agreement has been duly executed and delivered by Flatonia (and all documents required hereunder to be executed and delivered by Flatonia at the Closing will be duly executed and delivered by Flatonia) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Flatonia, enforceable in accordance with their terms, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.4 No Conflicts.  Except as set forth on Section 6.4 of the Flatonia Disclosure Schedule, the execution, delivery and performance of this Agreement by Flatonia, and the consummation of the transactions contemplated by this Agreement, will not (a) violate any provision of the organizational documents of Flatonia, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which

Flatonia is a party or by which Flatonia or any of the Assets may be bound, (c) violate any Law applicable to Flatonia or any of the Assets or (d) result in the creation or imposition of any claims, liens, mortgages, security interests and deeds of trust upon the Assets other than a Permitted Encumbrance, except any matters described in clause (b), (c) or (d) of this Section 6.4 that, individually or in the aggregate, would not have or reasonably be expected to have a Flatonia Material Adverse Effect.

Section 6.5 Liability for Brokers’ Fees.  No Party other than PRP or Flatonia shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Flatonia entered into in connection with this Agreement, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6 Litigation.  Except as disclosed on Section 6.6 of the Flatonia Disclosure Schedule, there are no actions, suits or proceedings pending, or to Flatonia’s Knowledge, threatened in writing, before any Governmental Body that would have or reasonably be expected to have a Flatonia Material Adverse Effect.

Section 6.7 Taxes and Assessments.  Except as disclosed on Section 6.7 of the Flatonia Disclosure Schedule; provided, however, to the extent any of the following representations are made with respect to Property Taxes, such representations are made to Flatonia’s Knowledge:

(a) Flatonia has paid all Taxes due and payable by it that could give rise to a lien (other than a Permitted Encumbrance) on any of the Assets;

(b) Flatonia has timely filed all Tax Returns required to be filed by it as a result of the ownership of the Assets or the production of Hydrocarbons therefrom, and all such Tax Returns are true, correct and complete in all material respects;

(c) there is no action, suit, proceeding or audit currently pending (or threatened in writing) with respect to any such Taxes or any such Tax Returns;

(d) Flatonia has not agreed to extend the statute of limitations for assessment of any such Taxes;

(e) none of the Assets is properly reportable as owned by a partnership subject to Subchapter K of the Code for U.S. federal income tax purposes; and

(f) Flatonia is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

Section 6.8 Material Contracts.

(a) Section 6.8 of the Flatonia Disclosure Schedule sets forth a list of the following Contracts affecting or relating to Flatonia’s interest in the Properties and to which Sabine, or an Affiliate of Sabine, is not a party or is not bound (the “Material Contracts”):

(i) Any Contract that can be reasonably expected to result in aggregate payments or receipts of revenue by Flatonia of more than $1,000,000 during the current or any subsequent year, including any transportation and processing or similar contract or Hydrocarbon sales contract, in each case, that is not terminable without penalty on 60 days’ or less notice (but specifically excluding customary joint operating agreements);

(ii) Any mortgage, deed of trust or security interest encumbering any Asset (other than Permitted Encumbrances) that will not be terminated at or prior to the Closing;

(iii) Any Contracts with Affiliates of Flatonia that will be binding on the Assets or Sabine after the Closing;

(iv) Any hedges, swaps or other derivatives Contracts that will be binding on the Assets or Sabine after the Closing; and

(v) Any Contract that constitutes an area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Flatonia conducts business within or adjacent to the Properties that will be binding on the Assets or Sabine after the Closing.

(b) Except as disclosed on Section 6.8 of the Flatonia Disclosure Schedule, each Material Contract set forth (or required to be set forth) on Section 6.8 of the Flatonia Disclosure Schedule is a legal, valid and binding obligation against Flatonia and, to the knowledge of Flatonia, each other party thereto, is enforceable in accordance with its terms against Flatonia, and to the Knowledge of Flatonia, each other party thereto and is in full force and effect, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  Neither Flatonia nor, to the Knowledge of Flatonia, any other party thereto, is in default under any Material Contract, and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by Flatonia or, to the Knowledge of Flatonia, any other party thereto, that in each case would have or  reasonably be expected to have, individually or in the aggregate, a Flatonia Material Adverse Effect.

Section 6.9 Bonds and Letters of Credit.  Section 6.9 of the Flatonia Disclosure Schedule lists all bonds, letters of credit, guarantees and other similar commitments held by Flatonia that are required by Third Parties in order for Flatonia to own the Assets (the “Flatonia Financial Assurances”), excluding, however, any bonds, letters of credit, guarantees and other similar commitments required by any Governmental Bodies in order for Flatonia or its Affiliates to own or operate the Assets.

Section 6.10 Bankruptcy.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to Flatonia’s Knowledge, threatened against Flatonia.

Section 6.11 No Plan or Intention to Dispose.  Flatonia has no present plan or intention to dispose of the Earthstone Contribution Shares.

Section 6.12 Securities Law Investment Representation.  Flatonia is acquiring the securities representing the Earthstone Contribution Shares for its own account for investment purposes only and not with a view to the distribution thereof.  Flatonia is an accredited investor as that term is defined in Regulation D promulgated by the SEC under the Securities Act.  Flatonia understands and agrees that the Earthstone Contribution Shares have not been registered under the Securities Act or any state securities Laws, and that accordingly, they will not be fully transferable except as permitted under various exemptions contained in the Securities Act and applicable state securities Laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act and applicable state securities Laws.  Flatonia acknowledges that it must bear the economic risk of its investment in the Earthstone Contribution Shares for an indefinite period of time (subject, however, to the terms and conditions of the Registration Rights Agreement) since they have not been registered under the Securities Act and applicable state securities Laws and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available. Absent an effective registration statement under the Securities Act and applicable state securities Laws covering the disposition of the Earthstone Contribution Shares, Flatonia will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Earthstone Contribution Shares, absent a valid exemption from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities Laws.  Flatonia acknowledges that a legend setting forth the foregoing restrictions will be included on each of the certificates evidencing the Earthstone Contribution Shares.

Section 6.13 Defensible Title.  The Assets are free and clear of any liens, encumbrances, burdens, claims and other defects arising by, through or under Flatonia that would cause Flatonia not to have Defensible Title to the Assets.

Section 6.14 Certain Disclaimers

(a) .  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF FLATONIA CONTAINED ABOVE IN THIS ARTICLE 6 (OR IN ANY CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND FLATONIA EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.  WITHOUT LIMITATION OF THE FOREGOING, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE ASSETS (EXCEPT AS SET FORTH IN THE CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) OR RELATING TO THE CONDITION, QUANTITY, QUALITY,

FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.  SABINE SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED WITH RESPECT TO THE ASSETS CONVEYED TO SABINE IN SUCH CLOSING) ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NORM.  EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, SABINE IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND SABINE SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION.  ALSO WITHOUT LIMITATION OF THE FOREGOING, FLATONIA MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO SABINE OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT INCLUDING RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO SABINE OR ANY OTHER PERSON BY FLATONIA OR BY FLATONIA’S AGENTS OR REPRESENTATIVES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY FLATONIA OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO SABINE OR ANY OTHER PERSON ARE PROVIDED TO SABINE AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST FLATONIA AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT SABINE’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SABINE, OAK VALLEY AND

OAK VALLEY OPERATOR

Section 7.1 Generally.

(a) Any representation or warranty qualified to the “knowledge of the Oak Valley Entities” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Section 7.1 of the Oak Valley Disclosure Schedule.

(b) Subject to the foregoing provisions of this Section 7.1, the disclaimers and waivers contained in this Agreement and the other terms and conditions of this Agreement, each of Oak Valley Entity hereby jointly and severally represents and warrants as of the Execution Date the matters set out in Section 7.2 through Section 7.12.

Section 7.2 Existence and Qualification.  Each Oak Valley Entity is a limited liability company, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in, and is in good standing in, the jurisdictions in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on such Oak Valley Entity.

Section 7.3 Authorization and Enforceability; Ownership of Sabine and Oak Valley Operator.

(a) Each Oak Valley Entity has the requisite limited liability company power, authority and capacity to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by each Oak Valley Entity at the Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of such Oak Valley Entity.  This Agreement has been duly executed and delivered by each Oak Valley Entity (and all documents required hereunder to be executed and delivered by such Oak Valley Entity at the Closing will be duly executed and delivered by such Oak Valley Entity) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of each Oak Valley Entity, enforceable in accordance with their respective terms, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) All of the issued and outstanding limited liability company interests of each of Sabine and Oak Valley Operator are held beneficially and of record by Oak Valley.  The limited liability company agreement of each of Sabine and Oak Valley Operator has been duly authorized, executed and delivered by Oak Valley and is, and will be at the Closing, a valid and legally binding agreement, enforceable against Sabine or Oak Valley Operator, as applicable, and its sole member in accordance with its terms.

Section 7.4 No Conflicts.  Except as disclosed on Section 7.4 of the Oak Valley Disclosure Schedule, the execution, delivery and performance of this Agreement by each Oak Valley Entity, and the transactions contemplated by this Agreement, will not (a) violate any provision of the organizational documents of any Oak Valley Entity, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which any Oak Valley Entity is a party or by which any Oak Valley Entity or any of its properties may be bound, (c) violate any Law applicable to such Oak Valley Entity or (d) result in the creation or imposition of any claims, liens, mortgages, security interests and deeds of trust upon the properties of each Oak Valley Entity, except any matters described in clause (b), (c) or

 (d) of this Section 7.4 that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on any Oak Valley Entity.

Section 7.5 Liability for Brokers’ Fees.  No Party other than one or more Oak Valley Entities shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of any Oak Valley Entity, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 7.6 Litigation.  There are no actions, suits or proceedings pending, or to the knowledge of the Oak Valley Entities, threatened in writing, before any Governmental Body that would have or reasonably be expected to have a Material Adverse Effect on any Oak Valley Entity.

Section 7.7 Securities Law Compliance.  Sabine is acquiring the Assets for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Assets within the meaning of the Securities Act and applicable state securities Laws.

Section 7.8 Independent Evaluation.

(a) Sabine is knowledgeable of the oil and gas business (including the exploration and production and gathering segments thereof) and of the usual and customary practices of Persons involved in such business, including those in the areas where the Assets are located.  Sabine is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability for investment.  Sabine has conducted its own investigation, inspection, review and evaluation of the Assets and acknowledges that as a result of its current partial ownership of the Assets, Sabine has full access to the Assets and to the appropriate personnel, premises and records for such purpose to its satisfaction.

(b) In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, each Oak Valley Entity acknowledges that it (i) has not relied upon any statements, representations (whether oral or written), or any information provided by PRP or Flatonia, (ii) has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement, except to the limited extent of the representations,  warranties and covenants of PRP and Flatonia set forth in Article 5 and Article 6, respectively, and in each other document required to be executed and delivered by PRP and Flatonia at the Closing.

Section 7.9 Consents, Approvals or Waivers.  Except for Customary Post-Closing Consents and as set forth on Section 7.9 of the Oak Valley Disclosure Schedule, the execution, delivery and performance of this Agreement by each Oak Valley Entity (and any document required to be executed and delivered by any Oak Valley Entity at the Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party.

Section 7.10 Bankruptcy.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to the knowledge of the Oak Valley Entities, threatened against any Oak Valley Entity.

Section 7.11 Exchange Agreement Representations.  Except as disclosed on Section 7.11 of the Oak Valley Disclosure Schedule: (a) the representations and warranties made by Oak Valley in Sections 4.1, 4.2 and 4.3 of the Exchange Agreement are true and correct and (b) all other representations and warranties made by Oak Valley in the Exchange Agreement are true and correct in all material respects.

Section 7.12 No Plan or Intention to Dispose.  Oak Valley has no present plan or intention to dispose of the Earthstone Common Stock received pursuant to the Exchange Agreement.

Section 7.13 Limitation.  Each Oak Valley Entity acknowledges the following: THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS, AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR HAZARDOUS SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS.  EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES.  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS.  THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES.  NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF EARTHSTONE

Section 8.1 Generally.

(a) Any representation or warranty qualified to “Earthstone’s Knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Section 8.1 of the Earthstone Disclosure Schedule.

(b) Subject to the foregoing provisions of this Section 8.1, the disclaimers and waivers contained in this Agreement and the other terms and conditions of this Agreement, Earthstone represents and warrants as of the Execution Date the matters set out in Section 8.2 through Section 8.11.

Section 8.2 Existence and Qualification.  Earthstone is a corporation, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in, and is in good standing in, the jurisdictions in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Earthstone.

Section 8.3 Authorization and Enforceability.  Subject to the receipt of the Earthstone Stockholder Approval, (a) Earthstone has the requisite corporate power, authority and capacity to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby; (b) the execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Earthstone at the Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Earthstone; and (c) this Agreement has been duly executed and delivered by Earthstone (and all documents required hereunder to be executed and delivered by Earthstone at the Closing will be duly executed and delivered by Earthstone) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Earthstone, enforceable in accordance with their terms, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 8.4 Capitalization of Earthstone.

(a) All of the outstanding shares of Earthstone Common Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation, are fully paid and nonassessable, and, as of the respective dates of the SEC Filings and Earthstone Financial Statements (in each case, as defined in the Exchange Agreement, but determined as of the Execution Date), were issued and held as described therein.  On the date hereof, there are 1,737,420 issued and outstanding shares of Earthstone Common Stock. On the date hereof, Earthstone has no preferred stock or other equity securities issued or outstanding.

(b) Subject to the receipt of the Earthstone Stockholder Approval, the shares of Earthstone Common Stock to be issued pursuant to this Agreement will be duly authorized in accordance with the Certificate of Incorporation, and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien, claim or encumbrance.

(c) Except for the shares of Earthstone Common Stock constituting the Earthstone Contribution Shares and outstanding options, warrants or other rights to purchase Earthstone Common Stock set forth in the Earthstone Annual Report (as defined in the Exchange Agreement) or as provided in the Earthstone Rights Agreement or the Exchange Agreement, there are no preemptive rights or other rights to subscribe for or to purchase any shares of Earthstone Common Stock.  Except for the shares of Earthstone Common Stock to be issued pursuant to this Agreement or the Exchange Agreement (as set forth on Section 8.4 of the Earthstone Disclosure Schedule), as of the date hereof, there are no shares of Earthstone Common Stock or shares of Earthstone preferred stock held in the treasury of Earthstone, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Earthstone Common Stock or other securities of Earthstone.

(d) Subject to the receipt of the Earthstone Stockholder Approval, Earthstone has all requisite power and authority to issue, exchange and deliver the Earthstone Contribution Shares in accordance with and upon the terms and conditions set forth in this Agreement.  As of the Closing Date, all corporate action for the authorization, issuance, exchange and delivery of the Earthstone Contribution Shares shall have been validly taken, and no other authorization by any of such parties is required therefor.

Section 8.5 No Conflicts

(a) .  Except for the receipt of the Earthstone Stockholder Approval, the required approval of NYSE MKT and as otherwise indicated on Section 8.5 of the Earthstone Disclosure Schedule, the execution, delivery and performance by Earthstone of this Agreement and the consummation by Earthstone of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of its Certificate of Incorporation or bylaws, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Earthstone is a party or by which Earthstone or any of its properties may be bound, (c) violate any Law applicable to Earthstone or (d) result in the creation or imposition of any claims, liens, mortgages, security interests and deeds of trust upon the properties of Earthstone, except any matters described in clause (b), (c) or (d) of this Section 8.5 that, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Earthstone.

Section 8.6 Liability for Brokers’ Fees

(a) .  No Party other than Earthstone shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Earthstone, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 8.7 Litigation.  There are no actions, suits or proceedings pending, or to Earthstone’s Knowledge, threatened in writing, before any Governmental Body that would have or reasonably be expected to have a Material Adverse Effect on Earthstone.

Section 8.8 Governmental Approvals.  To the Knowledge of Earthstone, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Body is required to be obtained or made by Earthstone in connection with the execution, delivery or performance by Earthstone of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) compliance with any applicable federal or state securities or takeover Laws, including the filing of the Proxy Statement, as well as the filing of such other forms, notices and other documents as required under federal securities and state blue sky Laws and (b) filings with Governmental Bodies to occur in the ordinary course following the consummation of the transactions contemplated hereby.

Section 8.9 Securities Laws.  Assuming the representations of Flatonia contained in Section 6.11 of this Agreement are true and correct, the offer and sale of the shares comprising the Earthstone Contribution Shares (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities Laws.

Section 8.10 Earthstone Rights Agreement.  Other than under the Earthstone Rights Agreement, Earthstone does not have any outstanding rights or “poison pills” other than any such rights or “poison pills” that will expire or terminate (without payment of any consideration by any Party) prior to the Closing Date.  In furtherance of the foregoing, the Earthstone Board has taken appropriate action such that in connection with the consummation of the transactions contemplated by this Agreement (a) none of Oak Valley and any of its “Affiliates” or “Associates” (as each such term is defined in the Earthstone Rights Agreement) and PRP and Flatonia and any of their respective “Affiliates” or “Associates” are “Beneficial Owners” (as defined in the Earthstone Rights Agreement), (b) none of Oak Valley and any of its “Affiliates” or “Associates” and PRP and Flatonia and any of their respective “Affiliates” or “Associates” are “Acquiring Persons” (as defined in the Earthstone Rights Agreement”); (c) no “Distribution Date” or “Shares Acquisition Date” (each as defined in the Earthstone Rights Agreement) will be triggered as a result of the execution of this Agreement or the consummation pursuant to this Agreement of the acquisition of the Assets and the issuance of the Earthstone Contribution Shares and the other transactions contemplated by this Agreement pursuant to the terms hereof; and (d) the Earthstone Rights Agreement has been amended to exempt this Agreement and the transactions contemplated hereby and thereby from the application of the Earthstone Rights Agreement.

Section 8.11 Exchange Agreement Representations

Section 8.12 .  Except as disclosed on Section 8.11 of the Earthstone Disclosure Schedule: (a) the representations and warranties made by Earthstone in Sections 3.1, 3.2, 3.3 and 3.34 of the Exchange Agreement are true and correct and (b) all other representations and warranties made by Earthstone in the Exchange Agreement are true and correct in all material respects.

ARTICLE 9

COVENANTS OF THE PARTIES

Section 9.1 Access

(a) From and after the Execution Date until the Closing, upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case, to the extent reasonably related to the transactions contemplated by this Agreement.  Each Party shall furnish promptly to each other Party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other Parties may reasonably request.  Except for disclosures permitted by the terms of this Agreement, each Party and its Representatives shall hold information received from each other Party pursuant to this Section 9.1 in confidence in accordance with the terms of Section 9.3(b).

(b) This Section 9.1 shall not require any Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such Party would reasonably be expected to result in (i) any violation of any contract or applicable Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith could be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and any of the other Parties or any of their Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided, however, that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information) reasonably be likely to result in the violation of any such contract or applicable Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the Party being requested to disclose the information) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other Parties shall be provided access to such information; provided, further that the Party being requested to disclose the information shall (x) notify the other Parties that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or applicable Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 9.1(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c) No investigation, or information received, pursuant to this Section 9.1 will modify any of the representations and warranties of the Parties.

Section 9.2 Government Reviews.  In a timely manner, the Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each Party shall reasonably cooperate with and use reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

Section 9.3 Public Announcements; Confidentiality.

(a) The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties.  Thereafter, no Party shall issue or cause the publication of any press release or other public announcement (to the extent previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE MKT as determined in the good faith judgment of Earthstone (in which case Earthstone shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Parties); provided, however, that Earthstone shall not be required by this Section 9.3(a) to consult with any other Party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal (as defined in the Exchange Agreement) that the Earthstone Board believes is bona fide and matters related thereto or an Adverse Recommendation Change (as defined in the Exchange Agreement) but nothing in this proviso shall limit any obligation of Earthstone under Section 5.3(c) of the Exchange Agreement to advise and inform Oak Valley or under Section 9.3(c) to advise and inform PRP; provided further, that each Party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by the Parties in compliance with this Section 9.3(a).

(b) Notwithstanding anything in Section 9.3(a) to the contrary, the Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for disclosures to Representatives of the Parties and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that (i) are necessary for a Party to perform this Agreement (including such disclosure to Governmental Bodies or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement as is reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (ii) are required (upon advice of counsel) by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; or (iii) are otherwise subject to an undertaking of confidentiality from each Person receiving such information in form reasonably acceptable to the non-disclosing Parties.

(c) Earthstone and Oak Valley shall promptly advise PRP, orally and in writing, and in no event later than three (3) business days after receipt, if any proposal, offer, inquiry is received by or any discussions or negotiations are sought to be initiated with, Earthstone in respect of any Alternative Proposal and shall, in any such notice to PRP, indicate the identity of the Person making such proposal, offer or inquiry and the terms and conditions of any proposals or offers or the nature of any inquiries, and thereafter shall promptly keep PRP reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations; provided, however, that no such notice shall be required in the event that such proposal, offer or inquiry does not and could not reasonably be expected to adversely affect Flatonia or PRP or to delay or impair the consummation of the transactions contemplated by this Agreement.

Section 9.4 Operation of Business.  Except as to (a) the matters set forth on Section 9.4 of the Flatonia Disclosure Schedule and (b) any other matters approved by the Oak Valley Entities, from the Execution Date until the Closing Date, Flatonia:

(i) will conduct its business related to the Assets in the ordinary course consistent with recent practices;

(ii) will not voluntarily terminate, materially amend, execute or extend any Material Contract;

(iii) will not transfer, sell, swap, hypothecate, encumber or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with recent practices;

(iv) will pay, when due, expenses, taxes, revenues, and other obligations with respect to the Assets, and will not waive any rights of substantial value with respect to any of the Assets; and

(v) will not enter into an agreement with respect to any of the foregoing.

Section 9.5 Further Assurances.  After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by any other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 9.6 Operating Agreement.  At Closing, Sabine, Oak Valley Operator and Flatonia shall execute the form of Joint Operating Agreement attached hereto as Exhibit C-1 (the “Amended Operating Agreement”) and the form of Memorandum of Operating Agreement attached hereto as Exhibit C-2 (the “Memorandum of Operating Agreement”).

Section 9.7 Proxy Statement; Earthstone Stockholder Meeting; Exchange Agreement.  Subject to Section 5.3 of the Exchange Agreement, Earthstone and Oak Valley agree to comply with the provisions of Section 5.1 of the Exchange Agreement and, in connection therewith, will include in the Proxy Statement (as defined in the Exchange Agreement) (x) the solicitation of proxies from Earthstone’s stockholders of the stockholder approval required under applicable Law in connection with the issuance of the Earthstone Contribution Shares hereunder and (y) the Earthstone Board’s unanimous recommendation that Earthstone’s stockholders vote in favor of granting such stockholder approval (the “Earthstone Contribution Board Recommendation”).  In the event of an Adverse Recommendation Change (as defined in the Exchange Agreement), the Earthstone Board may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the Earthstone Contribution Board Recommendation.  Earthstone and Oak Valley agree that they will not amend, modify or waive any provision under the Exchange Agreement in a manner that would, or could be reasonably expected to, adversely affect PRP or Flatonia or delay or impair the consummation of the transactions contemplated by this Agreement without the prior written consent of PRP, and each reference in this Agreement to the Exchange Agreement (and any document the form of which is specified as an attachment to the Exchange Agreement) shall refer to the Exchange Agreement (and any such other document in the form attached to the Exchange Agreement) executed on May 15, 2014, as amended on September 26, 2014.

Section 9.8 Registration Rights.  At the Closing, Earthstone, Flatonia, PRP and Oak Valley will execute and deliver a Registration Rights Agreement relating to the Earthstone Contribution Shares substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

Section 9.9 Listing of the Earthstone Contribution Shares.  Earthstone shall use its reasonable best efforts to cause the Earthstone Contribution Shares to be approved for listing on the NYSE MKT prior to the Closing, subject to official notice of issuance.

Section 9.10 Flatonia’s Right to Designate a Board Member and Board Observer Rights.

(a) From and after the Closing Date, Earthstone and Oak Valley shall, upon the request of Flatonia, take all required action to (a) increase the size of the Earthstone Board to at least 8 directors and (b) appoint one individual designated in writing by the Flatonia Board of Managers to serve as a member of the Earthstone Board, which director will be designated as a Class III director of Earthstone (the “Flatonia Designee”).  Subject to the provisions of the last sentence of this Section 9.10(a), the Board of Managers of Flatonia will continue to have the right to designate a Flatonia Designee to serve as a director of Earthstone, and Earthstone and the Earthstone Board will cause each such Flatonia Designee to be nominated to serve as a director and will recommend that Earthstone’s stockholders vote in favor of the election of such Flatonia Designee.  If the Flatonia Designee ceases to serve as a member of the Earthstone Board for any reason, then Flatonia shall have the right to designate a successor in accordance with this Section 9.10(a).   Any voting securities of Earthstone held by Oak Valley or any of its Affiliates will be voted (which term will include the execution of a written consent of stockholders) in favor of the election of the Flatonia Designee and will not be voted in favor of any action that is inconsistent with the rights set forth in this Section 9.10(a).  Flatonia (and any assignee permitted under this sentence) will have the right to assign all, but not less than all, of its rights under this Section 9.10(a) to PRP or to any Affiliate of PRP.  Notwithstanding the foregoing provisions of this Section 9.10(a), Flatonia’s rights under this Section 9.10(a) shall be extinguished if at any time PRP and its Affiliates collectively own less than 7.5% of the issued and outstanding shares of Earthstone Common Stock.

(b) During any period in which Flatonia has the right to designate a Flatonia Designee to the Earthstone Board as set forth in Section 9.10(a) but (x) a Flatonia Designee is not serving on the Earthstone Board and (y) Flatonia has elected not to designate a Flatonia Designee, Flatonia may designate one individual who will not be a member of the Earthstone Board, but who may attend and act as an observer (the “Flatonia Observer”) at any meeting (whether in person, telephonic, electronic or otherwise) of the Earthstone Board.  The Flatonia Observer will not count as a member of the Earthstone Board for any purpose, including, without limitation, for voting purposes or for purposes of determining whether a quorum exists.  The Flatonia Observer will execute a confidentiality agreement on a mutually agreeable form with Earthstone as a condition to being permitted to attend such meetings.  Earthstone shall give the Flatonia Observer at least two days’ prior written notice of each such meeting.

Section 9.11 Notice Required by Rule 14f-1 under Exchange Act.  Any notice required under Rule 14f-1 under the Exchange Act concerning the changes in the composition of the Earthstone Board as herein provided shall be made on a timely basis.

Section 9.12 Section 16 Matters.  Prior to the Closing Date, Earthstone, Oak Valley, PRP and Flatonia shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions of Earthstone Contribution Shares resulting from the transactions contemplated by this Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or will become subject to such reporting requirements, with respect to Earthstone, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.13 Tax Treatment of the Transaction.  For U.S. federal income tax purposes (and for purposes of any state or local taxes that follow the federal treatment), the Parties hereto shall, and shall cause their Affiliates to, treat the following as a single integrated transaction qualifying (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code: (a) the Contribution and any Post-Closing Payment or other payment payable by Flatonia to Sabine pursuant to Section 11.5, Article 13 or Article 14 in exchange for the Earthstone Contribution Shares and (b) the “Exchange” (as defined and set forth in the Exchange Agreement) by Oak Valley of the membership interests of Oak Valley Operator, EF Non-Op, LLC and Sabine to Earthstone in exchange for Earthstone Common Stock.  The Parties (or their respective members or stockholders) shall not take any position inconsistent with such treatment on any Tax Return unless otherwise required by Law following a final determination as defined in Section 1313 of the Code.  Any Post-Closing Payment or other payment payable by Sabine to Flatonia in cash pursuant to Section 11.5, Article 13 or Article 14 shall be treated as money received by Flatonia in such transaction as described in Section 351(b) of the Code.

Section 9.14 Post-Closing Actions of Sabine.  From and after the closing of the transactions contemplated by the Exchange Agreement, Earthstone shall cause Sabine to comply with its covenants, agreements and obligations under this Agreement and any document delivered in connection with the Closing pursuant to this Agreement.

Section 9.15 Earthstone Voting Agreement.  Contemporaneously with the execution of this Agreement, Ray Singleton and Flatonia will enter into an amended and restated voting agreement pursuant to which Ray Singleton, as a stockholder of Earthstone Common Stock, will vote his shares of Earthstone Common Stock in favor of the transactions contemplated by the Exchange Agreement and this Agreement, including the issuance of the Earthstone Contribution Shares to Flatonia.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.1 Mutual Conditions to Closing.  The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by such Party) on or prior to the Closing of each of the following conditions precedent:

(a) No Injunction.  On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action or other proceeding by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(b) Governmental Consents.  All material consents and approvals of any Governmental Body required for the consummation of the transactions contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(c) Closing of the Transactions Contemplated by the Exchange Agreement.  The transactions contemplated by the Exchange Agreement shall have been consummated in accordance with the Exchange Agreement without any waiver or modification thereof except as permitted pursuant to Section 9.7.

(d) Earthstone Stockholder Approval of Earthstone Contribution Shares.  The Earthstone Stockholder Approval shall have been obtained in accordance with the General Corporation Law of the State of Delaware, the Certificate of Incorporation and the Bylaws of Earthstone; and

(e) Listing of Earthstone Contribution Shares.  The Earthstone Contribution Shares deliverable to Flatonia as contemplated by this Agreement shall have been approved for listing on the NYSE MKT, subject to official notice of issuance.

Section 10.2 Flatonia’s and PRP’s Conditions to Closing.  In addition to the conditions set forth in Section 10.1, the obligations of PRP and Flatonia to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by PRP and Flatonia) on or prior to the Closing of each of the following conditions precedent:

(a) Representations.

(i) (A) The representations and warranties of the Oak Valley Entities set forth in Section 7.2 and Section 7.3, shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (B) all other representations and warranties of the Oak Valley Entities set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (B), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(ii) (A) the representations and warranties of Earthstone set forth in Section 8.2, Section 8.3 and Section 8.4 of this Agreement shall be true and correct in all respects, in each case both when made and at and as of the Closing Date as though made on and as of such time (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date) and (B) all other representations and warranties of Earthstone set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (B), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b) Performance of Covenants.

(i) The Oak Valley Entities shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date; and

(ii) Earthstone shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

Section 10.3 Oak Valley Entities’ Conditions to Closing.  In addition to the conditions set forth in Section 10.1, the obligations of the Oak Valley Entities to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Oak Valley Entities) on or prior to the Closing of each of the following conditions precedent:

(a) Representations.

(i) (A) The representations and warranties of PRP and Flatonia set forth in Sections 5.2 and 5.3 and Sections 6.2 and 6.3, respectively, shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time; and (B) all other representations and warranties of PRP and Flatonia set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (B), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(ii) (A) the representations and warranties of Earthstone set forth in Section 8.2, Section 8.3 and Section 8.4 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time; and (B) all other representations and warranties of Earthstone set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (B), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b) Performance.

(i) PRP and Flatonia shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date; and

(ii) Earthstone shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

Section 10.4 Earthstone’s Conditions to Closing.  In addition to the conditions set forth in Section 10.1, the obligations of Earthstone to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Earthstone) on or prior to the Closing of each of the following conditions precedent:

(a) Representations.

(i) (A) The representations and warranties of PRP and Flatonia set forth in Sections 5.2 and 5.3 and Sections 6.2 and 6.3, respectively, shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time; and (B) all other representations and warranties of PRP and Flatonia set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (B), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(ii) (A) the representations and warranties of the Oak Valley Entities set forth in Section 7.2 and Section 7.3, shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (B) all other representations and warranties of the Oak Valley Entities set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (B), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation and warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b) Performance.

(i) PRP and Flatonia shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date; and

(ii) the Oak Valley Entities shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

Section 10.5 Frustration of Closing Conditions.  No Party hereto may rely on the failure of any condition set forth in Section 10.1, 10.2, 10.3 or 10.4, as the case may be, to be satisfied if the failure of such condition to be satisfied was caused by such Party’s failure to use its reasonable best efforts to consummate the transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE 11

CLOSING

Section 11.1 Time and Place of Closing.  Consummation of the contribution transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by the Parties, take place at the offices of Davis Graham & Stubbs, LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, immediately following closing of the Exchange Agreement, or if all conditions in Article 10 to be satisfied prior to the Closing have not yet been satisfied or waived by such date, within five Business Days of such conditions having been satisfied or waived (in each case, excluding any conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), subject to the Parties’ rights to terminate this Agreement under Article 12.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 11.2 Obligations of PRP and Flatonia at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the other Parties of their respective obligations pursuant to Section 11.3 and Section 11.4, PRP and Flatonia shall deliver or cause to be delivered:

(a) to Sabine, counterparts of the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Flatonia and acknowledged before a notary public;

(b) to Sabine and Oak Valley Operator, counterparts of the Amended Operating Agreement, duly executed by Flatonia and acknowledged before a notary public;

(c) to Sabine and Oak Valley Operator, counterparts of the Memorandum of Operating Agreement, duly executed by Flatonia and acknowledged before a notary public;

(d) to Earthstone and Oak Valley, counterparts of the Flatonia Registration Rights Agreement, duly executed by Flatonia;

(e) to the Oak Valley Parties, a certificate duly executed by an authorized executive officer of PRP and an authorized executive officer of Flatonia, dated as of the Closing Date, certifying on behalf of PRP and Flatonia that the conditions set forth in Sections 10.3(a)(i) and 10.3(b)(i) have been fulfilled;

(f) to Earthstone, a certificate duly executed by an authorized executive officer of PRP and an authorized executive officer of Flatonia, dated as of the Closing Date, certifying on behalf of PRP and Flatonia that the conditions set forth in Sections 10.4(a)(i) and 10.4(b)(i) have been fulfilled;

(g) to Sabine, an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Flatonia is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(h) to the Oak Valley Parties and Earthstone, with respect to any approvals received by PRP or Flatonia pursuant to a filing or application under Section 9.2, copies of those approvals;

(i) if applicable, to Sabine, a wire transfer in immediately available funds of the Closing Payment to the account designated by Sabine, which designation shall be furnished to Flatonia no later than two days prior to the Closing Date;

(j) to Sabine, a partial release of liens, mortgages, security interests, pledges, restrictions or any other type of burden or encumbrance (i) covering the interest in the Assets being assigned by Flatonia in the Conveyance, and (ii) arising under or created pursuant to the WF Deed of Trust, in a form reasonably satisfactory to Sabine; and

(k) all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by the other Parties.

Section 11.3 Obligations of the Oak Valley Entities at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the other Parties of their respective obligations pursuant to Section 11.2 and Section 11.4, the Oak Valley Entities shall deliver or cause to be delivered:

(a) if applicable, to Flatonia, a wire transfer in immediately available funds of the Closing Payment to the account designated by Flatonia, which designation shall be furnished to Sabine no later than two days prior to the Closing Date;

(b) to Flatonia, counterparts of the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Sabine and acknowledged before a notary public;

(c) to Flatonia, counterparts of the Amended Operating Agreement, duly executed by Sabine and Oak Valley Operator and acknowledged before a notary public;

(d) to Flatonia, counterparts of the Memorandum of Operating Agreement, duly executed by Sabine and Oak Valley Operator and acknowledged before a notary public;

(e) to Earthstone and Flatonia, counterparts of the Flatonia Registration Rights Agreement, duly executed by Oak Valley;

(f) to PRP and Flatonia, a certificate duly executed by an authorized executive officer of each Oak Valley Entity, dated as of the Closing Date, certifying on behalf of such Oak Valley Entity that the conditions set forth in Section 10.2(a)(i) and 10.2(b)(i) have been fulfilled;

(g) to Earthstone, a certificate duly executed by an authorized executive officer of each Oak Valley Entity, dated as of the Closing Date, certifying on behalf of such Oak Valley Entity that the conditions set forth in Section 10.4(a)(ii) and 10.4(b)(ii) have been fulfilled;

(h) to the other Parties, with respect to any approvals received by Earthstone pursuant to a filing or application under Section 9.2, copies of those approvals; and

(i) all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by the other Parties.

Section 11.4 Obligations of Earthstone at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the other Parties of their respective obligations pursuant to Section 11.2 and Section 11.3, Earthstone shall deliver or cause to be delivered:

(a) to Flatonia, the Earthstone Contribution Shares;

(b) to Flatonia and Oak Valley, counterparts of the Flatonia Registration Rights Agreement, duly executed by Earthstone;

(c) to PRP and Flatonia, a certificate duly executed by an authorized executive officer of Earthstone, dated as of the Closing Date, certifying on behalf of Earthstone that the conditions set forth in Section 10.2(a)(ii) and 10.2(b)(ii) have been fulfilled;

(d) to the Oak Valley Entities, a certificate duly executed by an authorized executive officer of Earthstone, dated as of the Closing Date, certifying on behalf of Earthstone that the conditions set forth in Section 10.3(a)(ii) and 10.3(b)(ii) have been fulfilled;

(e) to the other Parties, with respect to any approvals received by Earthstone pursuant to a filing or application under Section 9.2, copies of those approvals; and

(f) all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by the other Parties.

Section 11.5 Closing and Post-Closing Cash Settlement.

(a) Not later than five Business Days prior to the Closing Date, Sabine shall prepare and deliver to Flatonia, using the best information available to Sabine and Oak Valley Operator, a preliminary settlement statement estimating the initial amount of the Cash Settlement as set forth in Section 3.4.  Such preliminary settlement statement shall set forth the initial amounts calculated pursuant to Section 3.4(a) and pursuant to Section 3.4(b), and shall net such amounts to reflect the total positive amount due by Flatonia to Sabine, or by Sabine to Flatonia, as applicable (in either case, the “Closing Payment”).

(b) As soon as reasonably practicable after the Closing but not later than the 180th day following the Closing Date, Sabine shall prepare and deliver to Flatonia a statement setting forth the final calculation of the amounts described in Section 3.4(a) and Section 3.4(b), showing the calculation of each amount, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time.  Sabine shall, at Flatonia’s request, supply documentation in reasonable detail available to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the 30th day following receipt of Sabine’s statement hereunder, Flatonia shall deliver to Sabine a written report containing any changes that Flatonia proposes be made to such statement.  Sabine may deliver a written report to Flatonia during this same period reflecting any changes that Sabine proposes to be made to such statement as a result of additional information received after the statement was prepared, and if Sabine delivers such a report, Flatonia shall have an additional 30 days following receipt of such report to propose any changes to the initial statement or such subsequent report.  The Parties shall undertake to agree on the final statement of the Cash Settlement no later than 240 days after the Closing Date.  In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to the Houston, Texas office of Ernst & Young LLP for review and final determination by arbitration.  The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.5.  The Parties shall instruct the accounting firm to deliver to the Parties a written determination within 30 days after submission of the matters in dispute, which shall be final and binding on both Parties, without right of appeal.  In determining the proper amount of any item in the Cash Settlement, the accounting firm shall not increase the amounts proposed by Flatonia or Sabine, as applicable.  The accounting firm shall act as an independent neutral expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award Damages, interest or penalties to the Parties with respect to any matter.  Flatonia and Sabine shall each bear its own legal fees and other costs of presenting its case.  Flatonia shall bear one-half and Sabine shall bear one-half of the costs and expenses of the accounting firm.  Within ten days after the earlier of (i) the expiration of Flatonia’s 30-day review period without delivery of any written report by Flatonia and (ii) the date on which the Parties finally determine the Cash Settlement or the accounting firm finally determines the disputed matters submitted to it, as applicable, Flatonia shall net (1) the final amount owing to Flatonia with the final amount owing to Sabine (the “Final Netted Amount”), and (2) the Final Netted Amount with the Closing Payment, taking into account, in each case, the Party owing and the Party entitled to each such amount (such final netted amount, the “Post-Closing Payment”), and the Party owing the Post-Closing Payment shall pay the other Party such amount.  Any Post-Closing Payment owing pursuant to this Section 11.5(b) shall bear interest from the Closing Date to the date of payment at the Prime Rate.

(c) Flatonia shall assist Sabine in the preparation of the final statement of the Cash Settlement under Section 11.5(b) by furnishing invoices, receipts and such other assistance as may be reasonably requested by Sabine to facilitate such process post-Closing.

(d) All payments made or to be made under this Agreement to Flatonia shall be made by electronic transfer of immediately available funds to the account designated by Flatonia.  All payments made or to be made hereunder to Sabine shall be made by electronic transfer of immediately available funds to the account designated by Sabine.

ARTICLE 12

TERMINATION

Section 12.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Flatonia, Sabine and Earthstone;

(b) by any Party if the Closing has not occurred on or before February 28, 2015 or such later date as shall be mutually agreed; provided, however, that no Party shall be entitled to terminate this Agreement under this clause (b) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder;

(c) by any Party, if the Exchange Agreement is terminated pursuant to Section 7.1 of the Exchange Agreement;

(d) by PRP and Flatonia, upon delivery of written notice to the other Parties at any time prior to the Closing in the event that any Party other than PRP and Flatonia has breached in any material respect any representation, warranty or covenant contained in this Agreement such that any of the conditions to closing in Sections 10.1 or 10.2 would not be satisfied, PRP and Flatonia have notified the other Parties of the breach in writing, and the breach has continued without cure for a period of 30 days after the written notice of breach;

(e) by the Oak Valley Entities, upon delivery of written notice to the other Parties at any time prior to the Closing in the event that any Party other than the Oak Valley Entities has breached in any material respect any representation, warranty or covenant contained in this Agreement such that any of the conditions to closing in Sections 10.1 or 10.3 would not be satisfied, the Oak Valley Entities have notified the other Parties of the breach in writing, and the breach has continued without cure for a period of 30 days after the written notice of breach; and

(f) by Earthstone, upon delivery of written notice to the other Parties at any time prior to the Closing in the event that any other Party has breached in any material respect any representation, warranty or covenant contained in this Agreement such that any of the conditions to closing in Sections 10.1 or 10.4 would not be satisfied, Earthstone has notified the other Parties of the breach in writing, and the breach has continued without cure for a period of 30 days after the written notice of breach.

Section 12.2 Ability to Terminate

(a) .  No Party shall be entitled to terminate this Agreement under Section 12.1 if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder; provided that this Section 12.2 shall not limit in any manner the ability of Earthstone or Oak Valley to terminate this Agreement without fault pursuant to Section 12.1(c) following the termination of the Exchange Agreement pursuant to Section 7.1(b)(iii), 7.1(c)(i) or 7.1(d)(i) thereof.

Section 12.3 Effect of Termination.  If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect, except for the provisions of Section 9.3, this Article 12, Article 15 and Appendix A, which shall continue in full force and effect, and Flatonia shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 12.1 shall not relieve either Party, subject to Section 15.11, from liability for any prior willful or deliberate failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to the Closing; provided that Earthstone shall have no liability under this Agreement pursuant to this Section 12.3 or otherwise in the event this Agreement is terminated pursuant to Section 12.1(c) following the termination of the Exchange Agreement pursuant to Section 7.1(b)(iii), 7.1(c)(i) or 7.1(d)(i) thereof.

ARTICLE 13

ASSUMPTION; INDEMNIFICATION

Section 13.1 Assumption by Sabine.           Without limiting the Oak Valley Entities’ rights to indemnity under Section 13.2, Sabine shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Sabine Obligations.

Section 13.2 Indemnification.

(a) From and after the Closing, Earthstone shall indemnify, defend and hold harmless the Flatonia Group from and against all Damages incurred, suffered by or asserted against such Persons caused by or arising out of or resulting from the Assumed Sabine Obligations (including, for purposes of certainty, Environmental Liabilities under CERCLA and other Environmental Laws), EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE FLATONIA GROUP.

(b) From and after the Closing, Flatonia shall indemnify, defend and hold harmless Earthstone and Sabine from and against all Damages incurred, suffered by or asserted against such Persons caused by or arising out of or resulting from the Retained Flatonia Obligations, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY

THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF EARTHSTONE.

(c) Except for the Conveyance or the remedies set forth in Section 13.2(a), 13.2(b), 12.3 and 15.16, notwithstanding anything to the contrary contained in this Agreement, this Section 13.2 contains the Parties’ exclusive remedies against each other for any reason arising under this Agreement, including with respect to breaches of the representations, warranties of the Parties in Article 5, Article 6, Article 7 and Article 8 and the covenants and agreements of the Parties in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the Closing.  Except for the Conveyance or the remedies set forth in Section 13.2(a), 13.2(b), 12.3 and 15.16, if the Closing occurs, EACH PARTY RELEASES, REMISES AND FOREVER DISCHARGES THE OTHER PARTIES AND THEIR RESPECTIVE AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) FLATONIA’S OWNERSHIP, USE OR OPERATION OF THE ASSETS, (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, (iv) BREACHES OF STATUTORY OR IMPLIED WARRANTIES, (v) NUISANCE OR OTHER TORT ACTIONS, (vi) RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION AND (vii) RIGHTS UNDER INSURANCE MAINTAINED BY FLATONIA OR ANY PERSON WHO IS AN AFFILIATE OF FLATONIA, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

(d) The indemnity of each Party provided in this Section 13.2 shall be for the benefit of and extend to each Person included in the Flatonia Group and the Earthstone Group, as applicable; provided, however, that any claim for indemnity under this Section 13.2 by any such Person must be brought and administered by a Party to this Agreement.  No Indemnified Person shall have any rights against any Party under the terms of this Section 13.2 except as may be exercised on its behalf by a Party, as applicable, pursuant to this Section 13.2(d).  Each Party may elect to exercise or not exercise indemnification rights under this Section 13.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Persons for any action or inaction under this Section 13.2.

Section 13.3 Indemnification Actions.  Except as provided in Article 14, all claims for indemnification under Section 13.2 shall be asserted and resolved as follows:

(a) For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages means the Party having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 13 and (ii) the term

“Indemnified Person” when used in connection with particular Damages means the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 13.

(b) To make a claim for indemnification under Section 13.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 13.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided, however, that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 13.3 shall not relieve the Indemnifying Person of its obligations under Section 13.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have 30 days (or such lesser time as is required to respond to such Third Person Claim) from its receipt of the Claim Notice to notify the Indemnified Person whether it intends to assume the defense of such Third Person Claim under this Article 13.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day (or lesser) period whether the Indemnifying Person intends to assume the defense of such Third Person Claim, it shall be conclusively deemed to have declined the right to assume the defense of such Third Person Claim.  The Indemnified Person is authorized, prior to and during such 30-day (or lesser) period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person so timely elects to assume the defense under Section 13.3(c), it shall have the right and obligation to diligently defend at its sole cost and expense the Indemnified Person against the Third Person Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim which the Indemnifying Person elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person.  The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 13.3(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, compromise or settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim, including in the case of a settlement an unconditional written release of the Indemnified Person or (ii) may materially and adversely affect the Indemnified Person other than as a result of money Damages covered by the indemnity.

(e) If the Indemnifying Person does not assume the defense of such Third Person Claim, or following such assumption, fails to diligently defend, prosecute or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim, at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder, with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to indemnify against the applicable Third Person Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the defense of which has been assumed by the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, consent to or reject, in its reasonable judgment, the proposed settlement.  If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing in accordance with this clause (e) and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.  Failure by the Indemnifying Person to timely respond to such notice shall be deemed a consent to the settlement, but not an admission of its obligation to provide indemnification.

(f) In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

Section 13.4 Limitation on Actions.

(a) The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or, except as otherwise provided in Section 12.3, upon the termination of this Agreement pursuant to Section 12.1, as the case may be, except that the covenants and agreements set forth in Section 9.5, 9.14 and Article 13 and any other agreement in this Agreement that contemplates performance after the Closing shall survive the Closing, the covenants and agreements in Sections 3.3(b) and 9.13 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations, and those set forth in Section 9.3, Article 12, this Article 13, Article 15 and Appendix A shall survive termination of this Agreement.

(b) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 13 shall be reduced by the amount of insurance proceeds or Tax benefits, if any, actually realized by the Indemnified Person or its Affiliates with respect to such Damages within 12 months after the Closing Date, net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates.

(c) Earthstone and Sabine shall not be entitled to indemnification or any other remedy under this Agreement with respect to any Damages or other liability, loss, cost, expense, claim, award or judgment attributable to or arising out of the actions of Oak Valley Operator as operator of any of the Properties.

(d) Notwithstanding anything herein to the contrary, in no event will Flatonia Group or Earthstone Group be entitled to duplicate recovery under this Article 13 with respect to any adjustments to the Cash Settlement pursuant to Section 3.4 or Section 11.5.

ARTICLE 14

TAX MATTERS

Section 14.1 Responsibility for Tax Filings and Payment.  After the Closing Date, Sabine and Earthstone shall be responsible for paying any and all Property Taxes due with respect to the ownership and operation of the Assets or the production of Hydrocarbons therefrom and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed with respect to such Property Taxes.  To the extent a Tax Return for which Sabine or Earthstone is responsible hereunder relates to a Tax period that ends before or includes the Effective Time, Sabine or Earthstone shall prepare such Tax Return in a manner consistent with Flatonia’s past practice except as otherwise required by applicable Laws, and shall submit such Tax Return to Flatonia for its review and comment no fewer than 30 days prior to the due date therefor.  Earthstone shall cause such Tax Return to be timely filed, incorporating any reasonable comments received from Flatonia prior to the due date therefor.

Section 14.2 Apportionment of Property Taxes.  For purposes of this Agreement, Property Taxes due with respect to the ownership and operation of the Assets or the production of Hydrocarbons therefrom, but excluding Property Taxes that are based on the quantity or value of production of Hydrocarbons, shall be apportioned between Flatonia, on the one hand, and Sabine and Earthstone, on the other hand, as of the Effective Time with (a) Flatonia being responsible for all such Property Taxes for Tax periods ending prior to the Effective Time and a proportionate share of the actual amount of such Taxes for a Tax period in which the Effective Time occurs (a “Current Tax Period”) determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the day that includes the Effective Time and the denominator of which is the total number of days in the Current Tax Period and (b) Sabine and Earthstone being responsible for all such Property Taxes for Tax periods beginning on or after the day that includes the Effective Time and a proportionate share of the actual amount of such Taxes for a Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period on and after the day that includes the Effective Time and the denominator of which is the total number of days in the Current Tax Period.  Property Taxes that are based on the quantity of or the value of production of Hydrocarbons shall be apportioned between Flatonia, on the one hand, and Sabine and Earthstone, on the other hand, based on the number of units or value of production actually produced, as applicable, before and at, with regards to Flatonia, or after, with regards to Sabine and Earthstone, the Effective Time.

Section 14.3 Refunds.  Sabine and Earthstone agree to pay to Flatonia the amount of any refund, credit against Tax or other Tax benefit (including any refunds, credits or rebates) together with any interest thereon received from a Governmental Body after the Closing by Sabine, Earthstone or their Affiliates in respect of any Property Taxes due with respect to the ownership and operation of the Assets, or the production of Hydrocarbons therefrom (including, for the avoidance of doubt, any Tax benefit or amount attributable to a reduction in severance Taxes that may be realized after the Effective Time but that results from payments or production for periods prior to or at the Effective Time), prior to or at the Effective Time (determined in the manner described in Section 14.2) to the extent not otherwise taken into account under Section 2.4 or as a Post-Closing Payment under Section 11.5, within five days after such refund, credit or other benefit is actually received or realized by Sabine, Earthstone or their Affiliates. Payments to Flatonia under this Section 14.3 shall be net of (1) any reasonable out-of-pocket costs associated in obtaining such refund, credit against Tax or other Tax benefit, (2) any Tax required to be withheld on such payment, and (3) any Taxes imposed on Sabine, Earthstone or any of their Affiliates as a result of such refunds (net of any Tax benefit resulting from such payment).  If there is a subsequent reduction by a Governmental Body (or by virtue of a change in applicable Tax law), of any amounts with respect to which a payment has been made to Flatonia pursuant to this Section 14.3, then Flatonia shall pay Earthstone an amount equal to such reduction plus any interest or penalties imposed by a Governmental Body with respect to such reduction.  Notwithstanding anything to the contrary in this Section 14.3, Sabine, Earthstone and their Affiliates shall be entitled to any Property Tax refund, credit or benefit arising as a result of the carryback of a Tax attribute from a taxable period (or portion thereof) that begins after the Effective Time.

Section 14.4 Audits.  From and after the Closing, each of Sabine and Earthstone, on the one hand, and Flatonia, on the other hand (the “Tax Indemnified Person”), shall notify the other Party in writing within 15 days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings with respect to any Taxes that are likely to affect the liability of such other Party under this Agreement (a “Tax Audit”). If the Tax Indemnified Person fails to give such timely notice to the other Party, it shall not be entitled to indemnification or reimbursement for any Taxes arising in connection with such Tax Audit to the extent such failure to give notice actually and materially adversely affects the other Party. If such Tax Audit relates to Taxes for which Flatonia is responsible (in whole or in part) hereunder, Flatonia shall be entitled to conduct and control the defense and settlement of such Tax Audit, but (a) Sabine and Earthstone shall be entitled to participate in any such Tax Audit relating to Taxes for which they may be responsible hereunder at their own expense and (b) Flatonia shall not settle, compromise or concede any portion of any Tax Audit that is reasonably likely to adversely affect the Tax liability of Sabine or Earthstone without the consent of Sabine or Earthstone, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 14.5 Transfer Taxes, Recording Fees & Transaction Fees.  Sabine and Earthstone shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, recording fees, capital, documentary, stamp or similar Taxes (including any penalties, interest or additional amounts which may be imposed with respect thereto but not including any income or franchise taxes) (collectively, “Transfer Taxes”) imposed upon, or with respect to, the transfer of the Assets or other transactions contemplated hereby, including any fees or payments to lessors with respect to such transfers or other transactions under the Leases (if any).  Sabine, Earthstone and Flatonia shall cooperate in good faith to minimize the incurrence of any such Transfer Taxes, fees or payments, including the filing or submission of an appropriate certificate or other evidence of exemption by Sabine or Earthstone.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Any Party’s delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this Agreement in the presence of the other Party.  No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 15.2 Notices.  All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by facsimile or email or by registered or certified mail, postage prepaid, as follows:

If to Flatonia or PRP:

Parallel Resource Partners, LLC
700 Louisiana St., 50th Floor
Houston, TX 77002
Attn:  John K. Howie
Facsimile:  (713) 238-9501
Email:  JHowie@ParallelResourcePartners.com

And

Parallel Resource Partners, LLC
200 Crescent Court, Suite 200
Dallas, TX 75201
Attn:  Jonathan Siegler
Facsimile:  (682) 626-1335
Email:  JSiegler@ParallelResourcePartners.com

With a copy(which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana St., Suite 6000
Houston, TX 77002
Attn:  J. Mark Metts
Facsimile:  (713) 495-7799
Email:  mmetts@sidley.com

And

Baker & McKenzie LLP
700 Louisiana St., Suite 3000
Houston, TX 77002
Attn:  Louis Davis
Facsimile: (713) 427-5099
Email:  Louis.Davis@bakermckenzie.com

If to an Oak Valley Entity:

Oak Valley Resources, LLC
110 Cypress Station Drive, Suite 220
Houston, Texas 77090
Attn: Frank A. Lodzinski
Facsimile: (281) 298-4272
Email:  frank@oakvalleyllc.com

With a copy (which shall not constitute notice) to:

Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Attn: Reid A. Godbolt
Facsimile: (303) 573-8133
Email:  rgodbolt@joneskeller.com

If to Earthstone:

Earthstone Energy, Inc.
633 Seventeenth Street, Suite 2320
Denver, Colorado 80202
Attn:  Ray Singleton
Facsimile:  (303) 773-8099
Email:  rsingleton@earthstoneenergy.com

With a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attn:  Brian Boonstra
Facsimile:  (303) 893-1379
Email:  brian.boonstra@dgslaw.com

Any Party may change its address for notice by providing notice to the other Parties in the manner set forth above.  All notices shall be deemed to have been duly given and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by facsimile during normal business hours of the recipient, upon confirmation of transmission, or if sent by facsimile after normal business hours of the recipient, on the next Business Day, (c) if sent by email during normal business hours of the recipient, upon having obtained electronic delivery confirmation thereof, or if sent by email after normal business hours of the recipient, on the next Business Day, (d) if mailed, two Business Days after the date of mailing to the address below or (e) if sent by overnight courier, one day after sending.

Section 15.3 Certain Fees.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 15.4 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE CIVIL DISTRICT COURTS OF THE STATE OF TEXAS LOCATED IN HARRIS COUNTY, TEXAS AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH.  EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY AGREED TO THIS WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 15.5 Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.6 Assignment.  No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties, which consent may be withheld for any reason, and any assignment or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 15.7 Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the documents to be executed hereunder and the Conveyances constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 15.8 Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 15.9 No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than a Party to any claim, cause of action, remedy or right of any kind, except the rights expressly provided in Section 13.2 to the Persons described therein.

Section 15.10 Construction.  The Parties acknowledge that (a) each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) each Party and its counsel participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 15.11 Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE

TERMS OF THIS AGREEMENT, NONE OF THE PARTIES AND ANY MEMBER OF THE FLATONIA GROUP, THE OAK VALLEY GROUP OR THE EARTHSTONE GROUP SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF THE PARTIES, FOR ITSELF AND ON BEHALF OF THE MEMBERS OF THE FLATONIA GROUP, OAK VALLEY GROUP AND EARTHSTONE GROUP, AS APPLICABLE, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.12 Recording.  As soon as practicable after the Closing, Sabine shall record the Conveyances and the Memorandum of Operating Agreement delivered at the Closing in the appropriate counties as well as with any appropriate Governmental Bodies, and Sabine shall provide Flatonia with copies of all recorded or approved instruments.

Section 15.13 Conspicuous.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE ALL CAPS FONT ARE “CONSPICUOUS” AND COMPLY WITH THE EXPRESS NEGLIGENCE RULE FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 15.14 Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Parties to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 15.15 Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 15.16 Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at Law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

PRP:

PARALLEL RESOURCE PARTNERS, LLC

By:	/s/ John K. Howie

Name:	John K. Howie

Title:	Managing Director

FLATONIA:

FLATONIA ENERGY, LLC

By:	/s/ John K. Howie

Name:	John K. Howie

Title:	President

SABINE:

SABINE RIVER ENERGY, LLC

By:	/s/ Frank A. Lodzinski

Name:	Frank A. Lodzinski

Title:	President

OAK VALLEY:

OAK VALLEY RESOURCES, LLC

By:	/s/ Frank A. Lodzinski

Name:	Frank A. Lodzinski

Title:	Chief Executive Officer and President

OAK VALLEY OPERATOR:

OAK VALLEY RESOURCES, LLC

By:	/s/ Frank A. Lodzinski

Name:	Frank A. Lodzinski

Title:	President

EARTHSTONE:

EARTHSTONE ENERGY, INC.

By:	/s/ Ray Singleton

Name:	Ray Singleton

Title:	President

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT

CERTAIN CONTRIBUTION AGREEMENT

DATED AS OF OCTOBER 16, 2014

DEFINITIONS

“Actual Knowledge” means (a) with respect to PRP and Flatonia, information personally known by the individuals set forth on Sections 5.1 and 6.1, as applicable, of the Flatonia Disclosure Schedule, (b) with respect to the Oak Valley Entities, information personally known by the individuals set forth on Section 7.1 of the Oak Valley Disclosure Schedule and (c) with respect to Earthstone, information personally known by the individuals set forth on Section 8.1 of the Earthstone Disclosure Schedule.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Leasehold” means (a) the portion of the leased premises under a Lease that would be held by production or drilling operations on a Well if the Lease were otherwise to terminate and (b) if in the case of any Well clause (a) is not applicable, a portion of the leased premises under the applicable Lease comprising (i) in the case of a vertical Well, 80 acres, in the form of a square with the wellbore in the center and (ii) in the case of a horizontal Well, (A) the acreage included within the proration unit plat for the Well as filed by the operator of such Well with the Texas Railroad Commission or (B) the acreage prescribed by the applicable field rules or orders.

“Allocated Value” has the meaning set forth in Section 3.3(a).

“Amended Operating Agreement” has the meaning set forth in Section 9.6.

“Asbestos and Related Liabilities” means any and all Damages, obligations and responsibilities relating to or arising from, directly or indirectly, the existence or alleged existence of any one or more of asbestos, NORM, polychlorinated biphenyls, chromium and/or lead-based paint at, on or within the Properties, including any contamination resulting therefrom.

“Assets” has the meaning set forth in Section 2.2.

“Assumed Sabine Obligations” means (a) all obligations and liabilities of Flatonia (including Environmental Liabilities), known or unknown, with respect to or arising from the Assets, other than the Retained Flatonia Obligations, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including obligations and liabilities relating in any manner to the use, ownership or operation of the Assets, including (i) obligations to furnish makeup gas and/or settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (ii) obligations to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds

Appendix A-1

attributable to sales of Hydrocarbons produced from the Assets and any Suspense Funds, (iii)  Decommissioning and Asbestos and Related Liabilities, (iv) any obligations to abandon, clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable Contracts and Laws and (v) all obligations applicable to or imposed on the lessee, owner, or operator under the Leases, Surface Agreements and Contracts, or as required by any applicable Law, including the payment of all Taxes for which Sabine is responsible hereunder; (b) all obligations under the Leases, Contracts and Surface Agreements; and (c) Sabine’s obligations under Article 14; but excluding, in all such instances, prior to the Cut-off Date, the amount of the Cash Settlement, which will be exclusively settled and accounted for pursuant to the terms of Section 3.4(b) and Section 11.5.

“Business Day” means each calendar day except Saturdays, Sundays, and United States federal holidays.

“Cash Settlement” has the meaning set forth in Section 3.4.

“Casualty” means acts of God, terrorist acts, fire, explosion, earthquake, flood, wind storm, blizzard, tornado, condemnation, exercise of eminent domain, confiscation or seizure.

“Casualty Loss” has the meaning set forth in Section 4.2.

“Central Time” means the central standard time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Certificate of Incorporation” means that Amended and Restated Certificate of Incorporation of Earthstone, dated February 26, 2010, as amended by that Certificate of Amendment to the Certificate of Incorporation, dated December 20, 2010.

“Claim Notice” has the meaning set forth in Section 13.3(b).

“Closing” has the meaning set forth in Section 11.1.

“Closing Date” has the meaning set forth in Section 11.1.

“Closing Payment” has the meaning set forth in Section 11.5(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consents” has the meaning set forth in Section 4.1.

“Contracts” has the meaning set forth in Section 2.2(d).

“Contribution” has the meaning set forth in the Recitals of this Agreement.

“Contribution Consideration” has the meaning set forth in Section 2.1.

Appendix A-2

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” means the form of Conveyance attached hereto as Exhibit B.

“COPAS” has the meaning set forth in Section 2.5(a).

“Current Tax Period” has the meaning set forth in Section 14.2.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Sabine that are customarily obtained after the assignment of properties similar to the Assets, consents to assignment of Surface Agreements that may not be unreasonably withheld and consents of lessors under Leases or counterparties under Material Contracts that, in each case, may not be unreasonably withheld.

“Cut-off Date” has the meaning set forth in Section 3.4.

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person to be indemnified under this Agreement arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (a) loss of profits or other consequential damages suffered by any Person claiming indemnification except as otherwise provided in Section 15.11 and (b) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date.

“Decommissioning” means all decommissioning, dismantlement and removal activities and obligations with respect to the Properties as are required by Laws, Contracts or Surface Agreements associated with the Properties or any Governmental Body and further including all well plugging, replugging and abandonment, dismantlement and removal of buildings, facilities, pipelines and flowlines and all other assets of any kind related to or associated with operations or activities conducted on the Properties; and associated site clearance, site restoration and site remediation on the Properties.

“Defensible Title” means the right, title and interest of Flatonia acquired in the Assets pursuant to the SBE-Ramshorn Assignments and the OV Assignments, subject to the Permitted Encumbrances.

“DOJ” means the U.S. Department of Justice.

“Earthstone” has the meaning set forth in the Preamble of this Agreement.

“Earthstone Board” means the Board of Directors of Earthstone.

Appendix A-3

“Earthstone Common Stock” has the meaning set forth in the Recitals of this Agreement.

“Earthstone Contribution Shares” has the meaning set forth in Section 3.2.

“Earthstone Group” means Earthstone, its current and former Affiliates, and each of their respective stockholders, officers, directors, employees, agents, advisors and other representatives.

“Earthstone Rights Agreement” means the Rights Agreement dated February 4, 2009 between Earthstone and Corporate Stock Transfer, Inc., as amended by that First Amendment to the Rights Agreement, dated May 15, 2014 and that Second Amendment to the Rights Agreement, dated as of May 15, 2014.

“Earthstone Share Amount” has the meaning set forth in Section 3.2.

“Earthstone Stockholder Approval” means the affirmative vote or consent of (i) the holders of the outstanding shares of Earthstone Common Stock in the manner provided under the definition of “Earthstone Stockholder Approval” in the Exchange Agreement, and (ii) at least a majority of the outstanding shares of Earthstone Common Stock that are represented in person or by proxy at the Earthstone Stockholders Meeting in favor of the issuance of the Earthstone Contribution Shares.

“Effective Time” has the meaning set forth in Section 2.4.

“Environmental Laws” means, as in effect as of the Execution Date, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j and all other Laws as of the Execution Date of any Governmental Body having jurisdiction over the Property in question addressing pollution or protection of the environment and all regulations as of the Execution Date implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (a) pursuant to any Order, notice of responsibility, directive (including requirements embodied in Environmental Laws) or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws, in each case, that is attributable to the ownership or operation of the Assets.

Appendix A-4

“Equipment” has the meaning set forth in Section 2.2(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in the Recitals to this Agreement.

“Excluded Assets” means (a) Excluded Records, (b) the amounts calculated under Section 3.4(a), (c) all claims and causes of action of Flatonia arising under or with respect to any Lease or Contract that are attributable to the period of time prior to the Effective Time (including any claims for refunds, credits or rebates), (d) subject to Section 4.2, all rights and interests of Flatonia or its Affiliates (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond and (iii) any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Closing Date, (e) any Tax benefits (including any refunds, credits, rebates, and net operating loss carry-forwards) attributable to ownership and operation of the Assets or the production of Hydrocarbons therefrom prior to and at the Effective Time or to Flatonia’s assets or operations unrelated to the Assets or its business generally, including, for the avoidance of doubt, any reduction in severance Taxes (including any refund, credit or rebate) that may be realized after the Effective Time but that results from payments or production for periods prior to the Effective Time, (f) all personal property of Flatonia not included within the definition of Assets, (g) all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other consideration that Sabine has not agreed in writing to pay, but in any event excluding all interpretations, analyses and related interpretative data of Flatonia shall be excluded from the “Assets”, (h) all of Flatonia’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property, except for proprietary geophysical, geological and similar data to be transferred from Flatonia to Sabine pursuant to Section 2.2(i), (i) all data and Contracts that cannot be disclosed to Sabine as a result of confidentiality arrangements under agreements with Third Parties; provided, however, that Flatonia has used its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction, (j) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.1, or Section 4.2 and (k) any other items set forth on Exhibit A-3.

“Excluded Records” means (a) all corporate, financial, income and franchise Tax and legal records of Flatonia that relate to Flatonia’s business generally whether or not also relating to the Assets, (b) any Records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement or applicable Law; provided, however, that Flatonia has used its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction, (c) computer software, (d) all legal records and legal files of Flatonia and all other work product of and attorney-client communications with any of Flatonia’s legal counsel, other than copies of title opinions and Contracts, (e) personnel records, (f) records relating to Flatonia’s sale process for the Assets, including bids received from and records of negotiations with Third Parties, (g) records relating to engineering forecasts, evaluations and reserve estimates, (h) any records with respect to the other Excluded Assets and (i) any records retained pursuant to Section 2.2(i).

Appendix A-5

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Final Netted Amount” has the meaning set forth in Section 11.5(b).

“Flatonia” has the meaning set forth in the Preamble of this Agreement.

“Flatonia Consent Parties” has the meaning set forth in Section 4.1.

“Flatonia Designee” has the meaning set forth in Section 9.10(a).

“Flatonia Financial Assurances” has the meaning set forth in Section 6.9.

“Flatonia Group” means Flatonia and its current and former Affiliates and PRP and its current and former Affiliates, and each of their respective members, equity owners, officers, directors, employees, agents, advisors and other representatives.

“Flatonia Observer” has the meaning set forth in Section 9.10(b).

“Flatonia Material Adverse Effect” means an event, effect or circumstance that, individually or in the aggregate with all other events, effects or circumstances, does or would reasonably be expected to have a material adverse effect on (a) the ownership or operation of the Assets, taken as a whole or (b) the ability of Flatonia or PRP to consummate the transactions contemplated by this Agreement; provided, however, that, for the purpose of clause (a) hereof, none of the following shall be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur: (i) any effect resulting from changes in generally applicable market, economic, financial or political conditions (including changes in fuel supply or Hydrocarbon transportation markets or interest rates) in Texas, the United States or worldwide, or any outbreak of hostilities, war or terrorist acts; (ii) any effect that affects the Hydrocarbon exploration and production or development industry generally, including any changes in the prices of Hydrocarbons or other commodities; (iii) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated herein; (iv) Casualty Losses; (v) acts or failures to act of Governmental Bodies or a change in Laws from and after the Execution Date, in each case, generally applicable to oil and gas producers in Texas; (vi) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without cost or liability to Sabine; (vii) reclassification or recalculation of reserves in the ordinary course of business; or (viii) declines in well performance due to natural causes.  The Party claiming that a Material Adverse effect has occurred shall have the burden of proof with respect to whether a Material Adverse Effect has occurred.

“Flatonia Registration Rights Agreement” has the meaning set forth in Section 9.8.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any instrumentality, subdivision, court, arbitral body, administrative agency, commission, official or other governmental authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or

Appendix A-6

political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental body.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Laws, including asbestos-containing materials (but excluding any NORM).

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means any imbalance (a) at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interest of Flatonia therein and the shares of production from the relevant Well to which Flatonia was entitled or (b) at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to Flatonia and the Hydrocarbons actually delivered on behalf of Flatonia at that point.

“Indemnified Person” has the meaning set forth in Section 13.3(a).

“Indemnifying Person” has the meaning set forth in Section 13.3(a).

“Jointly-Owned Properties” has the meaning set forth in the Recitals to this Agreement.

“Lands” has the meaning set forth in Section 2.2(b).

“Laws” means all Permits, statutes, rules, regulations, ordinances, Orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 2.2(a).

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect:  (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (iii) any change in the market price or trading volume of Earthstone Common Stock (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure

Appendix A-7

events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 6.8(a).

“Memorandum of Operating Agreement” has the meaning set forth in Section 9.6.

“Net Revenue Interest” means, with respect to any Property, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Property, after giving effect to all royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

“NORM” means naturally occurring radioactive material.

“Oak Valley” has the meaning set forth in the Preamble of this Agreement.

“Oak Valley Entity” means Oak Valley, Oak Valley Operator and Sabine.  Sabine is included in such definition by the Parties, notwithstanding the fact that, after the closing of the transactions contemplated by the Exchange Agreement, and prior to the Closing, Sabine will be wholly owned by Earthstone.

“Oak Valley Group” means each Oak Valley Entity and its respective current and former Affiliates, and each of their respective members, equity owners, officers, directors, employees, agents, advisors and other representatives.

“Oak Valley Operator” has the meaning set forth in the Preamble of this Agreement.

“Operating Agreement” has the meaning set forth in the Recitals of this Agreement.

“Order” means any judgment, order, consent order, injunction, decree or writ of any Governmental Body.

“OV Assignments” means the assignments listed on Appendix C.

“Participation Agreement” has the meaning set forth in the Recitals of this Agreement.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

Appendix A-8

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.

“Permitted Encumbrances” means any or all of the following:

(a) royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce Flatonia’s Net Revenue Interest below that shown in the applicable Exhibit for a Well or increase Flatonia’s Working Interest above that shown in the applicable Exhibit for a Well without a proportionate increase in the Net Revenue Interest of Flatonia;

(b) all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not reduce Flatonia’s Net Revenue Interest below that shown in the applicable Exhibit for a Well or increase Flatonia’s Working Interest above that shown in the applicable Exhibit for a Well without a proportionate increase in the Net Revenue Interest of Flatonia;

(c) Preferential Rights and Consents and similar transfer restrictions, including Customary Post-Closing Consents;

(d) liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(e) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(f) excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release all or any of the Assets;

(g) easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations that do not prevent or adversely affect operations as currently conducted on the Properties covered by the Assets;

(h) Imbalances;

(i) all rights reserved to or vested in any Governmental Bodies to control or regulate any of the Assets in any manner and all obligations and duties under all applicable Laws;

(j) any lien, charge or other encumbrance on or affecting the Assets that is expressly waived, bonded or paid by Sabine at or prior to the Closing or that is discharged by Flatonia at or prior to the Closing;

Appendix A-9

(k) any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws or regulations;

(l) the terms and conditions of the Contracts;

(m) any lien or encumbrance created by a lessor;

(n) liens, mortgages, security interests, pledges, restrictions or any other type of burden or encumbrance arising under or created pursuant to the WF Deed of Trust;

(o) liens created by Law or retained in Leases to secure the obligation of the lessee to pay royalty or royalties (provided that any such liens arise in the ordinary course for amounts not yet delinquent); and

(p) all other liens, charges, encumbrances, defects or irregularities that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Wells, Undeveloped Leases or Units subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the United States, and which do not reduce Flatonia’s Net Revenue Interest below that shown in the applicable Exhibit for a Well or increase Flatonia’s Working Interest above that shown in the applicable Exhibit for a Well without a proportionate increase in the Net Revenue Interest of Flatonia.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Post-Closing Payment” has the meaning set forth in Section 11.5(b).

“PR Value” has the meaning set forth in Section 4.1.

“Preferential Rights” has the meaning set forth in Section 4.1.

“Prepayments” means all prepayments, cash call and advances made by Flatonia to Oak Valley Operator, as Operator, pursuant to the Operating Agreement, for expenses, as of the applicable date, not yet incurred.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Properties” has the meaning set forth in Section 2.2(c).

“Property Costs” means (a) all operating and production expenses, including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; Property Taxes (but not income or franchise Taxes) attributable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties, and capital

Appendix A-10

expenditures, including bonuses, broker fees, acquisition costs of royalty interests or other burdens on production, and other lease or other royalty acquisition, extension or renewal costs, costs of drilling and completing wells and costs of acquiring equipment, incurred in the ownership and operation of the Assets in the ordinary course of business and (b) overhead costs charged to the Assets under the applicable operating agreement.

“Property Taxes” means all real property, personal property, ad valorem, severance, production and similar Taxes.

“PRP” has the meaning set forth in the Preamble of this Agreement.

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of an interest in a Party; (b) any consultant, advisor or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Retained Flatonia Obligations” means all obligations and liabilities of Flatonia, known or unknown, with respect to or arising from (a) the Excluded Assets and (b) Flatonia’s obligations under Sections 2.4 and 3.4 and Article 14.

“SBE-Ramshorn Assignments” means the assignments listed on Appendix B.

“Sabine” has the meaning set forth in the Preamble of this Agreement.

“Sabine Consent Parties” has the meaning set forth in Section 4.1.

“SEC” means the United States Securities and Exchange Commission, or any successor agency.

“SEC Filings” has the meaning set forth in the Exchange Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Surface Agreements” has the meaning set forth in Section 2.2(e).

Appendix A-11

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Properties that are payable to Third Parties and are being held in suspense by Oak Valley Operator as the operator of such Properties.

“Tax Allocations” has the meaning set forth in Section 3.3(b).

“Tax Audit” has the meaning set forth in Section 14.4.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Tax Indemnified Person” has the meaning set forth in Section 14.4.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, gross receipts, goods and services, registration, capital, transfer, employment, estimated or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts that may be imposed with respect thereto.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 13.3(b).

“Transfer Taxes” has the meaning set forth in Section 14.5.

“Undeveloped Lease” means the portion of any Lease that is not included within the boundaries of a Unit or the Allocated Leasehold associated with any Well drilled thereon.

“Units” has the meaning set forth in Section 2.2(c).

“Wells” has the meaning set forth in Section 2.2(b).

“WF Deed of Trust” means that certain Deed of Trust, Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated July 19, 2013, and recorded at Volume 1655, Page 891, Official Records, Fayette County, Texas, and at Volume 1133, Page 190, Official Records, Gonzales County, Texas.

“Working Interest” with respect to any Property, means the interest in and to such Property that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

Appendix A-12

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) dated as of [_________ ___], 2014, is entered into by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), Parallel Resource Partners, LLC, a Delaware limited liability company (“PRP”) and Flatonia Energy, LLC, a Delaware limited liability company and a portfolio company managed by PRP (“Flatonia”) and, solely for the purposes of Sections 6 and 10 hereof, Oak Valley Resources, LLC (“Oak Valley”).

RECITALS

WHEREAS, pursuant to that certain Exchange Agreement between the Company and Oak Valley executed on May 15, 2014 (the “Exchange Agreement”), Oak Valley will receive the number of shares of common stock, $0.001 par value per share (“Earthstone Common Stock”) set forth beneath the heading for Oak Valley on Schedule 1 attached hereto;

WHEREAS, as a condition to Oak Valley’s obligation to consummate the transactions contemplated by the Exchange Agreement, the Company has agreed to grant to Oak Valley and certain other parties certain registration rights with respect to the Earthstone Common Stock received by Oak Valley pursuant to the Exchange Agreement, on the terms and subject to the conditions set forth in that certain Registration Rights Agreement by and between the Company and Oak Valley dated as of the date hereof (the “Oak Valley Registration Rights Agreement”);

WHEREAS, in accordance with Section 5.2(b)(ii) of the Exchange Agreement, the Company, Oak Valley, Sabine River Energy, LLC, a wholly-owned subsidiary of Oak Valley, Oak Valley Operating LLC, a wholly owned subsidiary of Oak Valley, PRP and Flatonia have entered into that certain Contribution Agreement dated as of October 16, 2014 (the “Flatonia Contribution Agreement”);

WHEREAS, pursuant to the Flatonia Contribution Agreement, Flatonia will receive the number of shares of Earthstone Common Stock set forth beneath the heading for Flatonia on Schedule 1 attached hereto;

WHEREAS, as a condition to Flatonia’s and PRP’s respective obligations to consummate the transactions contemplated by the Flatonia Contribution Agreement, the Company has agreed to grant to Flatonia, PRP and the other Stockholders (as defined below) certain registration rights with respect to the Registrable Securities, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1. All capitalized terms

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used but not defined in this Agreement shall have the respective meanings assigned to them in the Flatonia Contribution Agreement.

“Additional Holder” means any holder of Earthstone Common Stock that (a) is not a Stockholder and (b) has the right to participate with respect to such Earthstone Common Stock in a Demand Registration or a Shelf Registration, as applicable.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company.  For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, and shall include any successor (by merger or otherwise) thereto.

“Registrable Securities” shall mean (a) the shares of Earthstone Common Stock issued to Flatonia pursuant to the Flatonia Contribution Agreement and (b) any securities issued or issuable with respect to the shares described in clause (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (ii) such securities shall have been sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act.

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registered Securities” means any Registrable Securities whose offer and sale is registered pursuant to a Registration Statement filed in connection with a Shelf Registration.

“Stockholders” shall mean Flatonia, PRP and any Affiliates of PRP that become holders of Registrable Securities as a result of transfers of Registrable Securities by Flatonia, PRP or any Affiliate of PRP in accordance with applicable securities laws.

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1.1	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Company	Preamble
Demand Registration	2.1
Earthstone Common Stock	First Recital
Exchange Agreement	First Recital
Flatonia	Preamble
Flatonia Contribution Agreement	Third Recital
Lock-Up Period	9
Lock-Up Provisions	9
Oak Valley	Preamble
Oak Valley Registration Rights Agreement	Second Recital
Prospectus	2.1.5
PRP	Preamble
Registered Holders	12.1.1
Requested Shelf Registered Securities	3.2
Requisite Holders	2.1
SEC	2.1.4
Shares	2.1, 3.1 and 4.1
Shelf Public Offering	3.2
Shelf Public Offering Notice	3.2
Shelf Public Offering Request	3.2
Shelf Public Offering Requesting Stockholders	3.2
Shelf Registration	3.1
Tag-Along Selling Holder	10.1
Tag-Along Participant	10.1
Termination Date	19

Section 2. Demand Registration Rights.

2.1
The Company hereby grants to the Stockholders, and to each of them, the right to require, subject to the Lock-Up Provisions, the Company to use its reasonable best efforts to cause the registration for sale in a public offering of all or a portion of the Stockholders’ Registrable Securities in accordance with this Section 2 (a “Demand Registration”); provided, however, that the Company shall not have any obligation to effect more than a total of two (2) effective Demand Registrations pursuant to this Section 2 or effect more than one (1) in any six (6) month period. If the Company shall have received a written request submitted by one or more Stockholders owning at least a majority of the Registrable Securities outstanding at the time of such request (the “Requisite Holders”) that such Stockholders desire to have the Company register Registrable Securities for sale and specifying the number of Registrable Securities proposed to be sold (for the purposes of this Section 2, together with the Registrable Securities referred to in Section 2.1.2 below, “Shares”), which request shall in no event cover Shares with less than a

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$5 million estimated offering price, and the proposed plan for distribution of the Shares, the Company will:

2.1.1
Give prompt (but in any event within fifteen (15) days after the receipt of the Requisite Holders’ notice) notice to all other Stockholders of such request and of such other Stockholders’ rights to have their Registrable Securities included in such Demand Registration.

2.1.2
Upon the request of any such Stockholder made within fifteen (15) days after the receipt by such Stockholder of the notice given pursuant to Section 2.1.1 (which request shall specify the Registrable Securities intended to be included in such Demand Registration by such Stockholder and the intended method or methods of disposition thereof), the Company will use its reasonable best efforts to effect the registration of all Shares which the Company has been so requested to register pursuant to this Section 2.1.2.

2.1.3
Prepare and file as soon as practicable, but in no event later than sixty (60) days from the date notice is received from the Requisite Holders a Registration Statement with the Securities and Exchange Commission (“SEC”) on Form S-1, or other appropriate forms available for use by the Company, and use its reasonable best efforts to cause such Registration Statement to become effective in order that the Stockholders may sell the Shares in accordance with the proposed plan of distribution.

2.1.4
Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith including any preliminary prospectus or supplemental or amended prospectus (the “Prospectus”) as may be necessary to keep such Registration Statement continuously effective and to comply with the provisions of the Securities Act with respect to the offer of the Shares during the period required for distribution of the Shares, which period shall not be in excess of the earlier of (i) nine (9) months from the effective date of such Registration Statement, and (ii) the sale or other disposition of all Shares covered by such Registration Statement.

2.1.5
Furnish to each Stockholder such number of copies of the Prospectus (including any preliminary prospectus or supplemental or amended prospectus) as such Stockholder may reasonably request in order to facilitate the sale and distribution of the Shares.

2.2
Notwithstanding the foregoing, if the Company shall furnish to each Stockholder that requested such Demand Registration a certificate signed by the President of the Company stating that, in the good faith judgment of the board of directors of the Company, it would be detrimental to the Company and its stockholders for such Registration Statement to be filed and it is therefore essential to defer the filing of such Registration Statement, the Company shall have the right to defer

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such filing for a period of not more than ninety (90) days after receipt of the request of the Requisite Holders; provided, however, that the Company may not utilize this right (or any comparable right under the Oak Valley Registration Rights Agreement or any other registration rights or similar agreement) with respect to a Demand Registration request under Section 2 or any demand registration request pursuant to the Oak Valley Registration Rights Agreement or any such other agreement more than once in any twelve (12) month period.

2.3
The right of each Stockholder to require the Company to register Shares pursuant to the provisions of this Section 2 shall be subject to the condition that if a request for a Demand Registration is made within sixty (60) days prior to the conclusion of the Company’s then current fiscal year, the Company shall have the right to delay the filing of the Registration Statement until the Company files with the SEC its audited financial statements for such fiscal year.

2.4
If the Requisite Holders intend to distribute the Registrable Securities covered by the notice pursuant to Section 2.1 by means of an underwriter, the Requisite Holders shall so advise the Company as a part of the notice made pursuant to Section 2.1 and provide the name of the managing underwriter or underwriters that the Requisite Holders propose to engage in connection with the proposed public offering. If the managing underwriter of such underwritten offering shall inform the Company and the Stockholders requesting that their Shares be registered pursuant to this Section 2 by letter of its belief that the amount of Shares requested to be included in such registration exceeds the amount that can be sold in (or during the time of) such offering within a price range acceptable to the Requisite Holders, then the Company will include in such registration such amount of Shares that the Company is so advised can be sold in (or during the time of) such offering prorata on the basis of the amount of such Shares so proposed to be sold and so requested to be included by the Stockholders. All Shares requested to be included in the registration by Stockholders will be given priority over the inclusion of shares of Earthstone Common Stock requested for inclusion by any Additional Holders.

2.5
A registration shall not be deemed to have been effected (i) unless a Registration Statement has been declared effective by the SEC and remained effective for the period specified in Section 2.1.5, (ii) if, after it has become effective, such registration is terminated by a stop order, injunction or other order of the SEC or other governmental agency or court prior to the time period specified in Section 2.1.5, or (iii) if the conditions to closing specified in any purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied for any reason, other than as a result of the voluntary termination of such offering by the Requisite Holders or any failure by the Requisite Holders to satisfy or perform the conditions or covenants on their part to be satisfied or performed.

2.6	The Stockholders acknowledge that certain Additional Holders may, subject to compliance with the provisions of the Oak Valley Registration Rights Agreement,

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have piggy-back registration rights with respect to shares of Earthstone Common Stock owned by such Additional Holders, and the Stockholders will cooperate with the Company and such Additional Holders in connection with the exercise of any such piggy-back registration rights.

Section 3. Shelf Registration Rights.

3.1
At any time after the date that is six months after the date hereof and upon written request submitted by the Requisite Holders, (i) if the Company is eligible to use Form S-3 in connection with a secondary public offering of its equity securities and (ii) a Shelf Registration on a Form S-3 registering Registrable Securities for resale is not then effective, the Company shall (A) give written notice to all of the Stockholders as promptly as practicable but in no event later than 15 days after the Company receives such request, and (B) as promptly as practicable, register, under the Securities Act on Form S-3 for an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”), the offer and sale of all of the Registrable Securities owned by the Stockholders and such other Persons as the Company shall determine to include in the Shelf Registration (for the purposes of this Section 3 only, such shares of Earthstone Common Stock to be offered and sold in such Shelf Registration, including those owned by Stockholders and those owned by Additional Holders and other Persons, shall be the “Shelf Shares”).  The “Plan of Distribution” section of such Shelf Registration shall permit the disposition of Shelf Shares pursuant to firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering.  With respect to each Shelf Registration, the Company shall (a) file a Registration Statement as promptly as practicable, but in no event later than 20 days after receiving a request from the Requisite Holders to file such Registration Statement, and (b) cause such Registration Statement to remain effective until the earlier of the date (1) on which all of the Shelf Shares covered by such Shelf Registration (except for those Shelf Shares, if any, held by Additional Holders or other Persons) are no longer Registrable Securities and (2) on which the Company cannot extend the effectiveness of such Shelf Registration because it is no longer eligible for use of Form S-3.

3.2
Upon written request by Stockholders holding a majority of the Shelf Registered Securities owned by Stockholders (such Stockholders, the “Shelf Public Offering Requesting Stockholders”), which request (the “Shelf Public Offering Request”) shall specify the class or series and amount of such Shelf Public Offering Requesting Stockholders’ Shelf Registered Securities to be sold (the “Requested Shelf Registered Securities”), the Company shall perform its obligations hereunder with respect to the sale of such Requested Shelf Registered Securities in the form of a firm commitment underwritten public offering (unless otherwise consented to by the Shelf Public Offering Requesting Stockholder) (a “Shelf Public Offering”) if the aggregate proceeds expected to be received from the sale of the Requested Shelf Registered Securities equals or exceeds $3 million.  Promptly upon receipt of a Shelf Public Offering Request, the Company shall

6

provide notice (the “Shelf Public Offering Notice”) of such proposed Shelf Public Offering (which notice shall state the material terms of such proposed Shelf Public Offering, to the extent known, as well as the identity of the Shelf Public Offering Requesting Stockholders) to the other Stockholders holding Shelf Registered Securities and to the “Stockholders” (as defined in the Oak Valley Registration Rights Agreement) holding Shelf Registered Securities.  Such holders of Shelf Registered Securities may, by written request to the Company and the Shelf Public Offering Requesting Stockholders, within five (5) business days after receipt of such Shelf Public Offering Notice, include up to all of their Shelf Registered Securities of the same class or series as the Requested Shelf Registered Securities in such proposed Shelf Public Offering; provided, however, that any such Shelf Registered Securities must be sold subject to the same terms as are applicable to the Shelf Registered Securities of the Shelf Public Offering Requesting Stockholders.  The lead managing underwriter or underwriters selected for such Shelf Public Offering shall be proposed by the Shelf Public Offering Requesting Stockholders in the Shelf Public Offering Request. The Company shall not have any obligation to effect more than a total of five (5) underwritten Shelf take-downs at the request of any Stockholders pursuant to this Section 3.2, to effect more than one (1) underwritten Shelf take-down at the request of any Stockholders in any six (6) month period, or to effect any underwritten Shelf take-down at the request of any Stockholders within 90 days of an underwritten offering undertaken by the Company.  The Company’s obligation to effect an underwritten Shelf take-down pursuant to this Section 3.2 shall be subject to the ability of the Company to defer such offering under the conditions, and subject to the terms of, Section 2.2.

3.3
In a Shelf Public Offering, if the lead managing underwriter shall inform the Company and the Shelf Public Offering Requesting Stockholders by letter of its belief that the amount of Shelf Registered Securities requested to be included in such Shelf Public Offering exceeds the amount that can be sold in (or during the time of) such offering within a price range acceptable to the Shelf Public Offering Requesting Stockholders, then the Company will include in such Shelf Public Offering such amount of Shelf Registered Securities that the Company is so advised can be sold in (or during the time of) such Shelf Public Offering prorata on the basis of the amount of such Shelf Registered Securities so proposed to be sold and so requested to be included in the Shelf Public Offering by each Stockholder. All Shelf Registered Securities owned by Stockholders will be given first priority in any underwritten offering prior to inclusion of any shares of Earthstone Common Stock requested to be included pursuant to registration rights of any other Person; provided, however, that the “Stockholders” (as defined in the Oak Valley Registration Rights Agreement) will be paripassu with the Stockholders; provided further that if the effect of such paripassu treatment results in the cutback of any Shelf Registered Securities owned by any Stockholders, then such Shelf take-down shall not count against any of the limits contained in Section 3.2.

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3.4
Notwithstanding anything to the contrary, no Shelf Registration shall be required pursuant to this Section 3 if a Demand Registration is then in effect.  In addition, no Shelf Registration pursuant to this Section 3 shall be deemed a Demand Registration or be counted against the number of Demand Registrations to which the Stockholders are entitled under Section 2.

Section 4. Piggy-Back Registration Rights.

4.1
If, subject to the Lock-Up Provisions, the Company proposes to file, on its own behalf or on behalf of any holder of Earthstone Common Stock or other securities of the Company, a Registration Statement under the Securities Act on Form S-1 or S-3 or similar forms available for use by the Company, other than pursuant to Section 2 or Section 3 of this Agreement or on Form S-8 in connection with a dividend reinvestment, employee stock purchase, option, equity incentive, or similar plan or on Form S-4 in connection with a merger, consolidation or reorganization, the Company shall give written notice to each Stockholder at least fifteen (15) days before the filing with the SEC of such Registration Statement. Such notice shall offer to include in such filing all or a portion of the Registrable Securities owned by each Stockholder. If a Stockholder desires to include all or a portion of its Registrable Securities in such Registration Statement, it shall give written notice to the Company within five (5) business days after the date of mailing of such offer specifying the amount of Registrable Securities to be registered (for purposes of this Section 4, “Piggyback Shares”). The Company shall thereupon include in such filing the Piggyback Shares, subject to priorities in registration set forth in this Agreement, and subject to its right to withdraw such filing, and shall use its reasonable best efforts to effect the registration under the Securities Act of the Piggyback Shares.

4.2	The right of a Stockholder to have Piggyback Shares included in any Registration Statement in accordance with the provisions of this Section 4 shall be subject to the following conditions:

4.2.1
The Company shall have the right to require that the Stockholder agree to refrain from offering or selling any shares of Earthstone Common Stock that it owns which are not included in any such Registration Statement in accordance with this Section 4 for any reasonable time period, not to exceed one hundred twenty (120) days, as may be specified by any managing underwriter of the offering to which such Registration Statement relates.

4.2.2
If (i) a registration pursuant to this Section 4 involves an underwritten offering of the securities being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction and (ii) the managing underwriter of such underwritten offering shall inform the Company and the Stockholders who have requested that their Piggyback Shares be registered pursuant to this Section 4 by letter of its

8

belief that the amount of Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to the Company, then the Company will include in such registration such amount of securities which the Company is so advised can be sold in (or during the time of) such offering as follows: first, the securities being offered by the Company for its own account; second, the Piggyback Shares of the Stockholders and the Additional Holders that are requested to be included in such registration prorata on the basis of the number of such Piggyback Shares so proposed to be sold and so requested to be included by such Stockholders and Additional Holders; and third, the securities of the Company, if any, proposed to be included in the registration by any other holders of the Company’s securities, other than the Additional Holders (whether or not such holders have contractual rights to include such securities in the registration).

4.2.3	The Company shall furnish each Stockholder with such number of copies of the Prospectus as such Stockholder may reasonably request in order to facilitate the sale and distribution of its Shares.

4.3
Notwithstanding the foregoing, the Company in its sole discretion may determine not to file the Registration Statement or proceed with the offering as to which the notice specified in Section 4.1 is given without liability to the Stockholders.

Section 5. Participation in Underwritten Registrations. A Stockholder may not participate in any registration hereunder that relates to an underwritten offering unless such Stockholder (a) agrees to sell its Shares included in such registration on the basis provided in any underwriting arrangements approved, with respect to offerings pursuant to Section 2 or 3, by Stockholders owning at least a majority of the Registrable Securities to be included in such registration, or by a Person appointed by such holders to act on their behalf to approve such arrangements, or, with respect to offerings pursuant to Section 4, by the Company or the other Person at whose request the registration is being undertaken, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no Stockholder shall be required to make any representations or warranties to, or agreements with, the Company or any underwriters other than such representations, warranties or agreements as are customary and reasonably requested by the underwriters.

Section 6. Exclusive Registration Rights and Transfer. The rights of Flatonia, as the initial Stockholder under this Agreement, may upon notice to the Company be transferred to PRP or to any Affiliate of PRP to which any Registrable Securities are transferred in accordance with applicable law. However, the rights of the Stockholders under this Agreement may not be assigned or transferred otherwise without the Company’s written consent.  Except as provided in this Section 6, the rights granted under this Agreement are granted specifically to and for the benefit of the Stockholders and shall not pass to any other transferee of Registrable Securities that is not an Affiliate

9

of Flatonia or PRP.  From and after the date of this Agreement, the Company will not, without the prior written consent of Stockholders holding at least a majority of the Registrable Securities then outstanding, enter into any agreement or amend any existing agreement with respect to its securities that violates or is detrimental to the rights granted to the Stockholders in this Agreement.  The foregoing shall not restrict or prevent the Company from amending or entering into any other agreement with any party pertaining to the registration by the Company of such party’s Earthstone Common Stock; provided, however, that no such agreement or amendment shall grant to any Person registration rights that are superior or preferential to the rights granted to the Stockholders hereunder or that would otherwise frustrate the purposes of this Agreement.  The Company, Oak Valley, PRP and Flatonia hereby agree that the rights of Oak Valley and its permitted assigns to register Earthstone Common Stock under the Oak Valley Registration Rights Agreement are, subject to the provisions of this Agreement (including, without limitation, the Lock-Up Provisions) and the Oak Valley Registration Rights Agreement, pari passu with the rights of Flatonia and its permitted assigns to register Earthstone Common Stock under this Agreement.  Except as set forth in Schedule 2 attached hereto, the Company represents and warrants to the Stockholders that, as of the date hereof, the Company is not a party to any agreement, other than this Agreement and the Oak Valley Registration Rights Agreement, pertaining to the registration by the Company of Earthstone Common Stock.

Section 7. Expenses. The Company shall bear all the expenses in connection with any Registration Statement under this Agreement, other than transfer taxes payable on the sale of Shares, the fees and expenses of counsel engaged by the Stockholders and fees, commissions and discounts of brokers, dealers and underwriters.

Section 8. Recall of Prospectuses, etc. With respect to a Registration Statement or amendment thereto filed pursuant to this Agreement, if, at any time, the Company notifies the Stockholders that an amendment to such Registration Statement or an amendment or supplement to the prospectus included therein is necessary or appropriate, the Stockholders will forthwith cease selling and distributing Shares thereunder and will, upon the Company’s request, forthwith redeliver to the Company all copies of such Registration Statement and prospectuses then in its possession or under its control. The Company will use its reasonable best efforts to cause any such amendment or supplement to become effective as soon as practicable and will furnish the Stockholders with a reasonable number of copies of such amended or supplemented prospectus (and the period during which the Company is required to use its best efforts to maintain such Registration Statement in effect pursuant to this Agreement will be increased by a number of days equal to the number of days in the period from the date on which the Stockholders were required to cease selling and distributing Shares thereunder to the date on which the Company delivers copies of such effective amendment or supplement to the Stockholders).

Section 9. Lock-Up Provisions.  Each Stockholder agrees that such Stockholder will not, without the prior written consent of the Company, during the period commencing on the Closing Date (as such term is defined in the Flatonia Contribution Agreement) and ending on the one year anniversary of the Closing Date (the “Lock-Up Period”), sell or

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transfer any Registrable Securities.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict:

(i)           sales or transfers of Registrable Securities to PRP or any Affiliate of PRP, as permitted in Section 6 hereof; provided, however, that any such acquirer or transferee shall be subject to the provisions of this Section 9;

(ii)           the ability of the Stockholders to exercise their piggy-back registration rights pursuant to Section 4 of this Agreement in connection with the sale of Earthstone Common Stock by any “Stockholder” (as defined in the Oak Valley Registration Rights Agreement), whether upon exercise of its own demand registration rights, piggyback registration rights or otherwise; or

(iii)           the ability of the Stockholders to exercise their tag-along rights pursuant to Section 10 of this Agreement.

Each Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company which are consistent with the foregoing provisions (the “Lock-Up Provisions”) or which are necessary to give further effect thereto.

Section 10. Tag-Along Rights.

10.1
If, during the Lock-Up Period, any “Stockholder” (as defined in the Oak Valley Registration Rights Agreement) proposes or agrees to transfer all or a portion of the shares of Earthstone Common Stock (including beneficial ownership with respect thereto) held by such Person that are not sold as part of a public offering (each such Person, a “Tag-Along Selling Holder”) to a Person that is not an Affiliate of such Tag-Along Selling Holder, then each Stockholder will have the right to participate in such transfer as provided herein; provided, however, that the foregoing provisions will not apply to transfers by gift of a de minimis number of shares to immediate family members of the transferor (or trusts for the sole benefit of immediate family members).  Not later than thirty (30) days prior to the consummation of any such transaction, the Tag-Along Selling Holder will deliver or cause to be delivered a notice to each Stockholder, which notice will specify the terms and conditions of the proposed sale and the maximum number of shares of Earthstone Common Stock the purchaser is willing to purchase on the same terms.  Each Stockholder will have fifteen (15) days from the receipt of such notice in which to elect to participate in the transfer pursuant to the rights granted herein, and each such Stockholder who so elects to participate, together with each Tag-Along Selling Holder, will be referred to as a “Tag-Along Participant.”  Oak Valley agrees that it will not transfer beneficial ownership of any shares of Earthstone Common Stock prior to the end of the Lock-Up Period unless the proposed transferee of such beneficial ownership agrees in writing to be bound by the provisions of this Section 10, and the parties to this Agreement agree that any purported transfer of any such beneficial ownership not in compliance with this Section 10 will be null and void ab initio.

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10.2
Each Tag-Along Participant will be entitled to transfer any number of shares of Earthstone Common Stock held by such Person up to an amount equal to the product of (i) the maximum number of shares of Earthstone Common Stock the purchaser is willing to purchase multiplied by (ii) the total number of shares of Earthstone Common Stock held by such Tag-Along Participant divided by the total number of shares of Earthstone Common Stock held by all of the Tag-Along Participants, such product to be then rounded down to the next whole share of Earthstone Common Stock.  If any Tag-Along Participant elects to transfer less than the maximum number of shares of Earthstone Common Stock such Person is entitled to transfer pursuant to the provisions of this Section 10.2, then each fully participating Tag-Along Participant will have the right to transfer additional shares of Earthstone Common Stock, prorata according to the respective number of shares of Earthstone Common Stock offered in the transfer by all such fully participating Tag-Along Participants (and further prorata if any such fully participating Tag-Along Participant elects to transfer less than its prorata portion of additional shares of Earthstone Common Stock, provided that such allocation will be determined within twenty-five (25) days after the date of the applicable notice given by the Tag-Along Selling Holder pursuant to Section 10.1).

10.3
All reasonable costs and expenses incurred by the Tag-Along Participants pursuant to this Section 10 will be allocated prorata based upon the number of shares of Earthstone Common Stock transferred by each Tag-Along Participant.

Section 11. Cooperation. The Company shall be entitled to require the Stockholders to cooperate with the Company in connection with a registration of Registrable Securities pursuant to this Agreement, and each Stockholder will furnish (i) such information concerning such Stockholder as may be required by the Company or the SEC in connection therewith and (ii) such representations, undertakings and agreements as may be required by the SEC in connection therewith.

Section 12. Registration Procedures. Upon the receipt of a request for registration of any Registrable Securities pursuant to Section 2,  Section 3 or Section 4 of this Agreement, the Company will use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

12.1.1
Prepare and file with the SEC a Registration Statement on an appropriate form under the Securities Act and use its reasonable best efforts to cause such Registration Statement to become effective at the earliest practicable date, provided that before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company will promptly furnish to the holders of Registrable Securities to be registered pursuant to this Agreement (the “Registered Holders”) and the underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the review of the Registered Holders and the underwriters, and the Company will not file any Registration Statement or amendment thereto, or any prospectus or any supplement thereto (other than

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documents incorporated by reference) to which the Registered Holders or the underwriters, if any, shall reasonably object in light of the requirements of the Securities Act and any other applicable laws and regulations.

12.1.2
Prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period; cause the related prospectus to be filed pursuant to Rule 424(b) (or any successor provision) under the Securities Act; cause such prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424(b) (or any successor provision) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition set forth in such Registration Statement or prospectus or supplement to such prospectus.

12.1.3
Notify the Registered Holders and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such advice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceeding for that purpose, (iv) if at any time the representations and warranties of the Company contemplated by Section 12.1.10 cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, (vi) of the happening of any event that requires the making of any changes in a Registration Statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (vii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public that make further sales under such Registration Statement inadvisable pending such disclosures and post-effective amendment.

12.1.4
Make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

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12.1.5
If requested by the managing underwriters or the Registered Holders in connection with an underwritten offering, immediately incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters and the Registered Holders agree should be included therein regarding the number of Registrable Securities being sold to such underwriters and the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and supplement or make amendments to any Registration Statement if requested by the Registered Holders or any underwriter of such Registrable Securities.

12.1.6
If requested, furnish to the Registered Holders and each managing underwriter, if any, without charge, at least one signed copy of the Registration Statement, any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference).

12.1.7
Deliver without charge to the Registered Holders and the underwriters, if any, as many copies of the prospectus or prospectuses (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request; and the Company consents to the use of such prospectus or any amendment or supplement thereto by such Registered Holders and the underwriters, if any, in connection with the offer and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto.

12.1.8
Prior to any public offering of Registrable Securities, register or qualify or cooperate with the Registered Holders, the underwriters, if any, and respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Registered Holders or an underwriter reasonably requests in writing; keep each such registration or qualification effective during the period the Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Company will not be required in connection therewith or as a condition thereto to qualify generally to do business or subject itself to general service of process in any such jurisdiction where it is not then so subject.

12.1.9	Upon the occurrence of any event contemplated by Section 12.1.3(ii)-(vii) above, prepare, to the extent required, a supplement or post-effective

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amendment to the applicable Registration Statement or related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchaser of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

12.1.10
If the Registrable Securities to be covered by such registration are to be offered in an underwritten offering: (i) make such representations and warranties to the Registered Holders as to the Registration Statement, prospectus and documents incorporated by reference, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof with respect to the Registration Statement and the prospectus in the form, scope and substance that are customarily delivered in underwritten offerings; (iii) enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings; (iv) obtain comfort letters and updates thereof from the Company’s independent certified public accountants addressed to the Registered Holders and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in comfort letters by accountants in connection with underwritten offerings; (v) cause the underwriting agreement to include indemnification provisions and procedures customarily included in underwriting agreements in underwritten offerings; and (vi) the Company shall deliver such documents and certificates as may be requested by the Registered Holders and the managing underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder.

12.1.11
Make available for inspection by a representative of the Registered Holders, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by the Registered Holders or such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such registration; provided, however, that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless disclosures of such records, information or documents is required by court or administrative order.

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12.1.12
Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, no later than 90 days after the end of any 12-month period (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm or best efforts underwritten offering and (ii) beginning with the first day of the Company’s first fiscal quarter next succeeding each sale of Registrable Securities after the effective date of a Registration Statement, which statements shall cover said 12-month periods, and which requirement shall be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act.

12.1.13
Use its reasonable best efforts to list all Registrable Securities covered by the Registration Statement on the NYSE MKT and any other securities exchange or trading market on which any of the equity securities of the Company of the same class as the Registrable Securities are then listed.

12.1.14
At all times during the term of this Agreement, maintain the effectiveness of the registration of the Registrable Securities under the Exchange Act and use its reasonable best efforts to prepare and file in a timely manner all documents and reports required by the Exchange Act.

12.1.15
If the Company, in the exercise of its reasonable judgment, objects to any change requested by the Registered Holders or the underwriters, if any, to any Registration Statement or prospectus or any amendments or supplements thereto (including documents incorporated or to be incorporated therein by reference) as provided for in this Section12, the Company shall not be obligated to make any such change and such Registered Holders may withdraw their Registrable Securities from such registration, in which event (i) the Company shall pay all registration expenses (including its counsel fees and expenses) incurred in connection with such Registration Statement or amendment thereto or prospectus or supplement thereto, and (ii) in the case of a Demand Registration being effected pursuant to Section 2, such registration shall not count as one of the Demand Registrations the Company is obligated to effect pursuant to Section 2.

Section 13. Indemnification.

13.1
In the event of any registration of any securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Stockholders, any underwriter and each other Person, if any, who controls a Stockholder or underwriter within the meaning of the Securities Act, and the respective officers, directors, partners, managers, members and employees of such Stockholders, underwriters and controlling Persons, from and against any and all

16

losses, claims, damages or liabilities, joint or several, to which any such indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto, and any other document prepared by the Company and provided to Registered Holders for their use in connection with the registered offering, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse such indemnified Persons for any reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Company; provided, however, that the Company will not be liable to an indemnified Person in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission made in a Registration Statement, preliminary prospectus or final or summary prospectus or any amendment or supplement thereto or other document, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified Person, specifically for use in the preparation thereof; and provided further that the indemnity agreement contained in this Section 13 with respect to any preliminary prospectus shall not inure to the benefit of any indemnified Person using the same in respect of any loss, claim, damage, liability or action asserted by someone who purchased shares from such Person if a copy of an amended preliminary prospectus or prospectus supplement was delivered by the Company to the Registered Holders and the underwriters, if any, prior to the pricing of the sale of the securities (if an underwritten offering) or prior to the effectiveness of the Registration Statement, but was not delivered to the purchaser of the securities from the indemnified Person, and the untrue statement or omission or alleged untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the amended preliminary prospectus or prospectus supplement.

13.2
In the event of any registration of securities under the Securities Act pursuant to this Agreement, the Registered Holders, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers, any underwriter and each other Person, if any, who controls the Company or such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which any such indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement or preliminary prospectus or final or summary prospectus

17

contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse such indemnified Persons for any reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the indemnifying Registered Holder; but in all cases only if, and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission therein made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the indemnifying Registered Holder specifically for use in the preparation thereof. Notwithstanding the foregoing, the amount of the indemnity provided by each Registered Holder pursuant to this Section 13 shall not exceed the net proceeds received by such Registered Holder in the related registration and sale. Each Registered Holder’s indemnification pursuant to this Section 13 is several in the proportion that the proceeds of the offering received by such Registered Holder bears to the total proceeds of the offering received by all such Registered Holders and not joint.

13.3
Promptly after receipt by a party entitled to indemnification under Section 13.1 or 13.2 hereof of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under either of such Sections, notify the indemnifying party in writing of the commencement thereof. In case any such action is brought against the indemnified party and it shall so notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it so chooses, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party that it so chooses, such indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party fails to take reasonable steps necessary to diligently defend such claim within twenty (20) days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to take such steps, the indemnified party may assume its own defense and the indemnifying party shall be liable for any expenses therefor. The indemnity and contribution agreements in this Section 13 are in addition to any liabilities which the indemnifying parties may have pursuant to law.

13.4
If the indemnification provided for in this Section 13 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, or is insufficient to hold the indemnified party harmless therefrom, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or

18

payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Section 13, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding the foregoing, the amount of the contribution required to be paid by each Registered Holder pursuant to this Section 13.4 shall not exceed the net proceeds received by such Registered Holder in the related registration and sale. Each Registered Holder’s obligation to contribute pursuant to this Section 13.4 is several in the proportion that the proceeds of the offering received by such Registered Holder bears to the total proceeds of the offering received by all such Registered Holders and not joint.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by prorata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 14. Sales under Rule 144. With a view to making available to the Stockholders the benefits of Rule 144 promulgated under the Securities Act and any other similar rule or regulation of the SEC that may at any time permit the Stockholders to sell the Registrable Securities without registration, the Company agrees to:

14.1	make and keep available adequate current public information, as those terms are understood and defined in Rule 144 (or any successor provision);

14.2	use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act; and

14.3
furnish to any Stockholder forthwith upon request (i) a written statement by the Company that it has complied with the foregoing requirements and (ii) such other information as may be reasonably requested by Stockholder in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration.

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Section 15. Removal of Legend. The Company agrees, to the extent allowed by law, to remove any legends on certificates representing Registrable Securities describing transfer restrictions applicable to such securities (i) upon the sale of such securities pursuant to an effective Registration Statement under the Securities Act or in accordance with the provisions of Rule 144 under the Securities Act, or (ii) upon the written request of any holder of Registrable Securities if such securities may then be sold without restriction under Rule 144.

Section 16. Notices. Any notice to be given by any party hereunder to any other shall be in writing, mailed by certified or registered mail, return receipt requested, or via overnight delivery service and shall be addressed to the other parties at the addresses listed on the signature pages hereof. Notice shall be deemed effective upon receipt or refusal.

Section 17. Modification. Notwithstanding anything to the contrary in this Agreement or otherwise, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Company and the Stockholders holding not less than 75% of the Registrable Securities then outstanding. Any such modification, amendment or waiver shall be binding on all holders of Registrable Securities and all Persons who may thereafter acquire any Registrable Securities.

Section 18. Non-Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by any other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions.

Section 19. Partial Invalidity. If any clause, sentence, paragraph, section or part of this Agreement shall be deemed invalid, unenforceable or against public policy, the part that is invalid, unenforceable or contrary to public policy shall not affect, impair, invalidate or nullify the remainder of this Agreement, but the invalidity, unenforceability or contrariness to public policy shall be confined only to the clause, sentence, paragraph, section or part of this Agreement so invalidated, unenforceable or against public policy.

Section 20. Termination of Registration Right. No Stockholder shall be entitled to exercise any right provided for in this Agreement after the third anniversary of the Closing of the transactions contemplated by the Contribution Agreement (the “Termination Date”). Notwithstanding any other provision of this Agreement to the contrary, the registration rights granted under Section 2 and Section 3 will terminate prior to the Termination Date as to any Stockholder upon the first day the Stockholder is able to sell all of the Registrable Securities owned by such Holder under Rule 144 within any given three-month period.

Section 21. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and shall not be construed strictly for or against either of the parties hereto.

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Section 22. Governing Law. This Agreement shall be governed and construed according to the laws of the State of Delaware, without regard to its conflicts of law principles.

Section 23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one and the same instrument.

Section 24. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 25. Specific Performance. The parties agree that, to the extent permitted by law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any such party damages would not be an adequate remedy and (ii) the other party shall be entitled to specific performance and injunctive and equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EARTHSTONE ENERGY, INC.

By: _______________________________
Name:  ____________________________
Title: ____________________________

Address for Notice:

Earthstone Energy, Inc.
633 Seventeenth Street, Suite 2320
Denver, Colorado 80202
Attention: Chief Executive Officer
Fax: (303) 773-8099

FLATONIA ENERGY, LLC

By:_________________________________
Name: John K. Howie
Title: President

PARALLEL RESOURCE PARTNERS, LLC

By:_________________________________
Name: John K. Howie
Title: Managing Director

Address for Notice to Flatonia and PRP:

Parallel Resource Partners, LLC
700 Louisiana St., 50th Floor
Houston, TX 77002
Attn:  John Howie, Managing Director
Fax:

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana St., Suite 6000

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Houston, TX 77002
Attn:  J. Mark Metts
Fax:  (713) 495-7799

SOLELY FOR THE PURPOSE OF SECTIONS 6 AND 10:

OAK VALLEY RESOURCES, LLC

By: _______________________________
Name: ____________________________
Title: ____________________________

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Schedule 1

Securities to be Acquired by Oak Valley Resources, LLC pursuant to the Exchange Agreement

1.           [9,124,452] shares of Earthstone Common Stock, $0.001 par value per share.

Securities to be Acquired by Flatonia Energy, LLC pursuant to the Flatonia Contribution Agreement

1.           [2,957,304] shares of Earthstone Common Stock, $0.001 par value per share.

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Schedule 2

Other Agreements Pertaining to Registration of Common Stock

None

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